---------------------------------------

                      THIRD AMENDED AND RESTATED LONG TERM
                           REVOLVING CREDIT AGREEMENT

                                  US$45,000,000

                     ---------------------------------------

                            Dated as of June 4, 1999

                     ---------------------------------------

                                  by and among

                          AG-CHEM EQUIPMENT CO., INC.,

              CERTAIN SUBSIDIARIES OF AG-CHEM EQUIPMENT CO., INC.,
                      as Multicurrency Subsidiary Borrowers

           THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Lenders

                                       AND

                  THE FIRST NATIONAL BANK OF CHICAGO, as Agent

                                TABLE OF CONTENTS



                                                                                 Page
                                                                                 ----
Introduction......................................................................1

ARTICLE I.........................................................................1
         1.1        Certain Definitions...........................................1
         1.2        Certain Rules of Construction................................15
         1.3        Acknowledgment and Restatement of Credit.....................15

ARTICLE II.......................................................................16
         2.1        Commitments of the Lenders...................................16
         2.2        Requesting Advances..........................................19
         2.3        Funding Advances.............................................21
         2.4        Letters of Credit............................................23
         2.5        Termination or Reduction of Commitment.......................26
         2.6        Interest and Principal Repayment.............................26
         2.7        Payments by Company and Multicurrency Subsidiary Borrowers...28
         2.8        Remittance by Advancing Agent................................29
         2.9        Set-Off; etc.................................................30
         2.10       Additional Costs; Illegality and Impossibility...............31
         2.11       Withholding Tax Exemption....................................33
         2.12       Judgment Currency............................................34
         2.13       Canadian Interest Antidotes..................................34

ARTICLE III......................................................................35
         3.1        Conditions for Initial Advances..............................35
         3.2        Further Conditions for Advances..............................36

ARTICLE IV.......................................................................37
         4.1        Corporate Existence and Power................................37
         4.2        Corporate Authority..........................................37
         4.3        Binding Effect...............................................37
         4.4        Subsidiaries.................................................37
         4.5        Litigation...................................................38
         4.6        Financial Condition..........................................38
         4.7        Use of Advances..............................................38
         4.8        Consents, Etc................................................38
         4.9        Taxes........................................................38
         4.10       Title to Properties..........................................39
         4.11       Compliance with Governmental Regulations.....................39



         4.12       ERISA........................................................39
         4.13       Environmental and Safety Matters.............................39
         4.14       Investment Company Act; Unregistered Securities..............40
         4.15       Public Utility Holding Company...............................40
         4.16       Disclosure...................................................41
         4.17.      Year 2000 Issues.............................................41

ARTICLE V........................................................................41
         5.1        Affirmative Covenants........................................41
         5.2        Negative Covenants...........................................45

ARTICLE VI.......................................................................49
         6.1        Events of Default............................................49
         6.2        Remedies.....................................................52

ARTICLE VII......................................................................53
         7.1        Appointment, Powers and Immunities...........................53
         7.2        Reliance by Agent............................................54
         7.3        Rights as a Lender...........................................54
         7.4        Indemnification..............................................54
         7.5        Non-Reliance on Agent and Other Lenders......................54
         7.6        Duties of Agent..............................................55
         7.7        Successor Agent..............................................56
         7.8        Nature of Advances...........................................56
         7.9        Default Interest.............................................56
         7.10       Limited Purpose of Certain Provisions........................56

ARTICLE VIII.....................................................................57
         8.1        Waivers, Amendments, etc.....................................57
         8.2        Notices......................................................58
         8.3        No Waiver by Conduct; Remedies Cumulative....................58
         8.4        Reliance on and Survival of Various Provisions...............59
         8.5        Expenses; Indemnification....................................59
         8.6        Successors and Assigns.......................................59
         8.7        Disclosure of Information....................................60
         8.8        Counterparts.................................................60
         8.9        Governing Law................................................61
         8.10       Table of Contents and Headings...............................61
         8.11       Construction of Certain Provisions...........................61
         8.12       Integration and Severability.................................61
         8.13       Independence of Covenants....................................61
         8.14       Interest Rate Limitations....................................62
         8.15       Limitation of Liability......................................63
         8.16       Interpretation...............................................63
         8.17       Jurisdiction and Venue.......................................63
         8.18       Waiver of Jury Trial.........................................63
         8.19       Parent Guaranty..............................................64


EXHIBITS

Exhibit 2.1(c)      --    Swing Line Note
Exhibit 2.1(d)      --    Note
Exhibit 2.2         --    Advance Request
Exhibit 3.1(e)      --    Reaffirmation of Guaranty
Exhibit 3.1(f)      --    Legal Opinion

SCHEDULES
Schedule A          --    Pricing and Fee Schedule

Schedule 4.4        --    Subsidiaries
Schedule 4.5        --    Litigation
Schedule 4.6        --    Financial Statements
Schedule 4.13       --    Environmental Disclosure
Schedule 5.2(d)      --   Permitted Indebtedness
Schedule 5.2(e)     --    Permitted Liens

                      THIRD AMENDED AND RESTATED LONG TERM
                           REVOLVING CREDIT AGREEMENT

         This Third Amended and Restated Long Term Revolving Credit Agreement, dated as of June 4, 1999, is entered into by and among Ag-Chem Equipment Co., Inc., a Minnesota corporation (the "Company"), Ag-Chem Europe, B.V., a Netherlands private limited liability company and Ag-Chem Equipment Canada Ltd., a Minnesota corporation (each individually, a "Multicurrency Subsidiary Borrower" and collectively, the "Multicurrency Subsidiary Borrowers"), the institutions from time to time party hereto as lenders (the "Lenders"), and The First National Bank of Chicago, as contractual representative for the Lenders (in such capacity, the "Agent").


                                  INTRODUCTION

         A. The Company has obtained various revolving loans from The First National Bank of Chicago ("First Chicago"), NBD Bank ("NBD"), First Chicago NBD Bank, Canada ("FNBC Canada"), Harris Trust and Savings Bank ("Harris") and "Rabobank" (as defined below) pursuant to a Long Term Second Amended and Restated Revolving Credit Agreement, as amended, among the Company, NBD, Harris, Rabobank, First Chicago, and FNBC Canada (the "Existing Loan Agreement").

         B. The existing obligations of the Company are evidenced by certain revolving notes in favor of First Chicago, FNBC Canada, Rabobank, and Harris (collectively, the "Existing Notes").

         C. The Company has requested that the Existing Loan Agreement be amended in certain respects, including, without limitation, the addition of certain of its subsidiaries as borrowers thereunder.

         D. The Company, the Agent and the Lenders desire to amend and restate the Existing Loan Agreement in its entirety on the terms and conditions set forth in this Agreement.

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Adjusted Dutch LIBOR Rate" means, for any Loan Period and the applicable Dutch Guilder Advance, the per annum rate of interest equal to the sum of (a) the then Applicable Margin, plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the Dutch LIBOR Rate for such Dutch Guilder Advance and related Loan Period, by (ii) an amount equal to one minus the Reserve Requirement applicable to such Loan Period.

         "Adjusted euro Rate" means, for any Loan Period and the applicable euro Advance, the per annum rate of interest equal to the sum of (a) the then Applicable Margin, plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the euro LIBOR Rate for such euro Advance and related Loan Period, by (ii) an amount equal to one minus the Reserve Requirement applicable to such Loan Period.

         "Adjusted LIBOR Rate" means, for any Loan Period and the applicable LIBOR Rate Advance, the per annum rate of interest equal to the sum of (a) the then Applicable Margin, plus (b) the per annum rate (rounded up, if necessary, to the nearest one-sixteenth of one percent (1/16%)) determined by dividing (i) the LIBOR Rate for such LIBOR Rate Advance and related Loan Period, by (ii) an amount equal to one minus the Reserve Requirement applicable to such Loan Period.

         "Advance(s)" means individually or collectively, as appropriate, National Currency Advances, Floating Rate Advances, and LIBOR Rate Advances.

         "Advancing Agent" means, as appropriate, the Agent with respect to the Floating Rate Advances and LIBOR Rate Advances, the Canadian Lender with respect to Canadian Prime Rate Advances and Cost of Funds Advances, and the London Agent with respect to the Dutch Guilder Advances and euro Advances.

         "Affiliate", when used with respect to any person, means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and includes (a) any person which beneficially owns or holds 5% or more of any class of voting securities of such person or 5% or more of the equity interest in such person, (b) any person of which such person beneficially owns or holds 5% or more of any class of voting securities or in which such person beneficially owns or holds 5% or more of the equity interests and (c) any director, officer or employee of such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" means First Chicago in its capacity as agent hereunder or any successor agent appointed pursuant to the terms hereof.

         "Agreement" means this Third Amended and Restated Long Term Revolving Credit Agreement, as supplemented, modified, amended, renewed or extended from time to time.

         "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Facility Fees are accruing on the aggregate Commitments at such time as set forth in the Pricing and Fee Schedule.

         "Applicable Margin" means, from time to time, with respect to National Currency Advances and LIBOR Rate Advances, the National Currency Margin and LIBOR Rate Margin, and with respect to Floating Rate Advances, the Floating Rate Margin, each as in effect at such time.

         "Applicable Rate" means, for any Loan Period and the relevant Advance, the rate of interest applicable thereto.

         "Business Day" means a day other than (a)with respect to all Advances, other than euro Advances, and Swing Line Loans, a Saturday, Sunday or other day on which the banks in Chicago or New York generally are not open to the public for carrying on substantially all of their banking functions, (b) (ii) with respect to euro Advances, a day (other than a Saturday or Sunday) on which a suitable clearing system for the euro is open for business, as determined by the Agent, and banks are open in London for substantially all of their banking functions, (c)with respect to Canadian Advances only, a Saturday, Sunday or other day on which the banks in Toronto are generally not open to the public for carrying on substantially all of their banking functions, and (d)with respect to LIBOR Rate Advances and Dutch Guilder Advances only, a Saturday, Sunday or other day on which the banks in London or in the Netherlands generally are not open to the public for carrying on substantially all of their banking functions, or a day on which the London interbank market is not transacting business generally.

         "Canadian Advance(s)" means an advance under Section 2.1(b) which is made in CDN Dollars and may be either a Canadian Prime Rate Advance or a Cost of Funds Advance.

         "Canadian Lender" means FNBC Canada or any successor appointed pursuant to the terms hereof.

         "Canadian Prime Rate" means the per annum rate equal to the prime rate of interest announced by the Canadian Lender for advances in Canadian Dollars, as in effect from time to time, which rate may not be the lowest rate charged by such institution to any of its customers, which Canadian Prime Rate shall change simultaneously with any change in such announced prime rate.

         "Canadian Prime Rate Advance" means an advance under Section 2.1 which is made in Canadian Dollars and bears interest at the Canadian Prime Rate.

         "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its Subsidiaries for such period, as the same are or should be set forth on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

         "Capital Lease" of any person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such person.

         "Cash Equivalents" means, as to any person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (b) time deposits and certificates of deposit of any commercial bank with a long-term unsecured debt rating of at least A or its equivalent from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or at least A-2 or its equivalent from Moody's Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such person, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. or at least F-1 or the equivalent thereof by Fitch Investor Services, Inc. and in each case maturing not more than 270 days after the date of issuance by such person, and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above.

         "CDN Dollars" and "CDN$" means the lawful money of Canada.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

         "Commitment" means the commitment of a Lender to make Advances pursuant to Section 2.1(a), or (b), as applicable, in the maximum principal amount set forth opposite the Lender's name on the signature pages hereof as its Tranche A Commitment or Tranche B Commitment, as such amount may be reduced from time to time pursuant to Section 2.5.

         "Corporate Base Rate" means the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Cost of Funds Rate " means with respect to a Cost of Funds Advance of a specified Loan Period, the rate of interest per annum equal to the sum of
(a)the then Applicable Margin, plus (b)the annual rate of interest quoted on the Business Day prior to the first day of such Loan Period by the Canadian Lender as being its rate of interest for cost of funds loans in CDN Dollars for a face amount similar to the amount of the applicable Cost of Funds Advance and for a term equivalent to the applicable Loan Period.

         "Cost of Funds Advance" means an advance under Section 2.1 which is made in CDN Dollars and bears interest at the Cost of Funds Rate.

         "Contingent Liabilities" of any person means, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

         "Default" means any of the events or conditions described in Section
6.1 which would,
unless cured, become an Event of Default with notice or lapse of time or both.

         "Default Rate" means, on any date of calculation, a rate per annum that is equal to the sum of the Floating Rate plus two percent (2%) per annum.

         "Dollar Amount" of any currency at any date means the equivalent of such amount in Dollars, calculated on the basis of the London Agent's spot buying rate (based on the London interbank market rate then prevailing) for such other currency against Dollars as of approximately 10:00 a.m. (London time) on the date on which such amount is to be determined.

         "Dollars", "US$" and "$" means the lawful money of the United States of America.

         "Dutch Guilders" means the lawful money of the Kingdom of the Netherlands.

         "Dutch Guilder Advance(s)" means an advance under Section 2.1(a) which is made in Dutch Guilders and bears interest at the Adjusted Dutch LIBOR Rate; provided, however, that any such advance and its Applicable Rate is subject to the provisions of the second paragraph of Section 2.1(a).

         "Dutch LIBOR Rate" means, for any Dutch Guilder Advance and the related Loan Period, the per annum rate of interest at which deposits in Dutch Guilders for such Loan Period and in an aggregate amount comparable to the principal amount of such Dutch Guilder Advance are offered to the London Agent by other prime banks in the London interbank market, at approximately 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Loan Period, as determined by the London Agent.

         "EBITDA" means, for any period, Net Income plus the sum of all amounts recorded and deducted in computing Net Income for such period in respect of Interest Expense, taxes, depreciation charges and expenses and amortization charges and expenses (whether paid or accrued, or a cash or non-cash expense), as determined in accordance with GAAP.

         "Effective Date" means the date on which the Lenders purchase a portion of the Existing Indebtedness pursuant to Section 1.3 below.

         "Environmental Laws" means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

         "Equivalent Amount" means, on any date, the amount of CDN Dollars, euro or Dutch Guilders, as applicable, converted from Dollars at the London Agent's spot buying rate (based on the London interbank market rate then prevailing) for Dollars against such other currency as of approximately 10:00 a.m. (London time) on the date on which such amount is to be determined.

         "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended from time to time, and the regulations thereunder.

         "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

         "euro LIBOR Rate" means, with respect to any euro Advance for the relevant Loan Period, the rate per annum quoted on or about 11:00 a.m. (London time) on the date which is two Business Days prior to the first day of such Loan Period on that page of the Bloomberg's or Reuters' Screen which displays British Bankers Association Interest Settlement Rates for deposits in euro for such Loan Period or, if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers Association Interest Settlement Rates for euro as the London Agent, in its discretion, shall select; provided, that if no such rate is displayed for euro and the relevant Loan Period and there is no euro alternative service on which two or more such quotations for euro are displayed, "euro LIBOR Rate" will be the rate at which deposits in euro of that amount are offered by the London Agent for that Loan Period to prime banks in the London interbank market on or about 11:00 a.m. (London time) on the date which is two Business Days prior to the first day of such Loan Period.

         "euro" means the euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

         "euro Rate" means, with respect to a euro Rate Advance for the relevant Loan Period, the euro LIBOR Rate.

         "euro Advance" means an advance under Section 2.1 which is made in euro and bears interest at the Adjusted euro Rate.

         "Event of Default" means any of the events or conditions described in
Section 6.1.

         "Existing Guaranties" means the Guaranties (Long Term) dated January 12, 1996, from Lor*Al Products, Inc., Ag-Chem Equipment Canada, Ltd., and Ag-Chem Manufacturing Co., Inc., formerly known as Soil Teq, Inc. and the Guaranty (Long Term) dated January 1, 1997, from Ag-Chem Sales Co., Inc., all for the benefit of NCB, Harris and NBD.

         "Existing Loan Documents" means the Existing Loan Agreement (as defined in the Introduction), Existing Notes (as defined in the Introduction), and the Existing Guaranties.

         "Existing Indebtedness" means all obligations of the Company to NBD, First Chicago, Rabobank, FNBC Canada, and Harris under the Existing Loan Documents, including, but not limited to, payments of principal, interest and fees.

         "Facility Fee" is defined in Section 2.1(e).

         "Federal Funds Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

         "FDIC" means the Federal Deposit Insurance Corporation and any entity succeeding to its functions.

         "First Chicago" means The First National Bank of Chicago and its successors and assigns.

         "Fixed Rate Advance" means a LIBOR Rate Advance, a Cost of Funds Advance, a euro Advance or a Dutch Guilder Advance.

         "Floating Rate" means, for any day, the Applicable Margin plus a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or (ii) the sum of (a) the Federal Funds Rate for such day and (b) one-half of one percent (0.5%) per annum.

         "Floating Rate Advance" means an advance under Section 2.1 which is made in Dollars and bears interest at the Floating Rate.

         "Floating Rate Margin" means, from time to time, the per annum percentage set forth on the Pricing and Fee Schedule applicable to Floating Rate Advances based on the ratio of Funded Debt to EBITDA as determined on a rolling four quarter basis at the end of the applicable fiscal quarter. Such ratio shall be determined as of the end of each fiscal quarter based upon the financial statements to be delivered by the Company pursuant to Section 5.1(d)(ii). The determination of the Floating Rate Margin as of the end of each such fiscal quarter shall be set forth on a certificate prepared by the Company and delivered with the financial statements to be delivered with respect to such quarter pursuant to Section 5.1(d)(ii). Any increase or decrease in the Floating Rate Margin shall become effective beginning after the fifth Business Day following the date on which the Company delivers to the Agent its financial statements in accordance with Section 5.1(d)(ii), together with a certificate showing that a change in the Floating Rate Margin is required; provided, however, if the financial statements required by Section 5.1(d)(ii) for the applicable quarters, together with the foregoing certificate, are not delivered within the required time period, then, until five days after such delivery, the "Floating Rate Margin" shall be deemed to be 1.25%.

         "Funded Debt" means, at any date, all Indebtedness of the Company and its consolidated Subsidiaries which bears interest (including Capital Leases), other than Subordinated Debt.

         "Funding Date" means any Business Day designated by the Company or a Multicurrency Subsidiary Borrower, as applicable, as a day on which (a) a new Advance or Swing Ling Loan is to be made or a Letter of Credit is to be issued, (b) a Floating Rate Advance is to be converted to a Fixed Rate Advance, or (c) a Loan Period or Letter of Credit is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis, and with respect the covenants in Section
5.2 (a), (b) and (c), consistent with those principles in effect at the date of the financial statements listed in Schedule 4.6.

         "Governmental Authority" means any federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any and all Governmental Regulations (including decrees, rules and orders) of any governmental bodies and offices having power to regulate or supervise the business activities of any of the Company, a Loan Party, the Agent or any Lender.

         "Governmental Regulations" means any and all laws, statutes, ordinances, rules, regulations, treaties, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or of any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

         "Guaranties" means the Guaranties given by the Guarantors to the Agent and the Lenders guarantying the Obligations, together with any reaffirmations, amendments or restatements thereof.

         "Guarantor(s)" means Ag-Chem Sales Co., Inc., a Minnesota corporation, Lor*Al Products, Inc., a Minnesota corporation, Ag-Chem Equipment Canada, Ltd., a Minnesota corporation, Ag-Chem Manufacturing Co., Inc., formerly known as Soil Teq, Inc., a Minnesota corporation, and any other person or entity that may guarantee the Obligations from time to time.

         "Hazardous Materials" means asbestos-containing materials, mono- or polychlorinated biphenyl urea formaldehyde products, radon, radioactive materials and any "hazardous substance," "hazardous waste," "pollutant," "toxic pollutant," "oil or contaminant" as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC '9601 et seq., and 40 CFR '302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC '7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC '6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC '1251 et seq., as amended, and regulations thereunder; 40 CFR '116.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release or emission of which is regulated or governed by any Environmental Laws.

         "Indebtedness" of any person means (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for accounts payable for goods, property or services arising in the ordinary course of business that are not more than sixty (60) days past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities (determined in accordance with Section 4001(a)(18) of ERISA) under any Plan of such person or of any ERISA Affiliate and any unfunded current liabilities with respect to any employee benefit pension plans maintained by such person outside the United States, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in any amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all Contingent Liabilities of such person.

         "Interest Coverage Ratio" means the ratio of (a)the net income of the Company and its consolidated Subsidiaries, before interest expense and taxes, determined in accordance with GAAP, to (b)Interest Expense for the Company and its Subsidiaries, on a consolidated basis, to be calculated as of the end of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending.

         "Interest Expense" means, for a person for the applicable fiscal period, such person's interest expense (including capitalized interest accrued during such period) for such period computed in accordance with GAAP including, without limitation, the portion of any obligation under a Capital Lease allocable to interest expense in accordance with GAAP.

         "Interest Payment Date" means the fifth (5th) Business Day of each calendar month.

         "Investment" of any person in another person means any advance, loan, extension of credit or capital contribution to, or any investment in the capital stock or other equity interest, or Indebtedness of, such other person or any Contingent Liability incurred for the benefit of such other person.

         "Lender(s)" means the US Lenders and the Canadian Lender.

         "Letter(s) of Credit" means, individually or collectively, as the case may be, each letter of credit issued by the Agent pursuant to Section 2.4 hereof for the account of a Loan Party.

         "Letter of Credit Obligations" means, at any date of determination, the aggregate amount available to be drawn on the outstanding Letters of Credit on such date (assuming compliance by the beneficiary with the terms of each such Letter of Credit) and any unreimbursed amounts with respect to Letters of Credit which have been drawn on and have not been turned into an Advance.

         "L/C Documents" has the meaning given in Section 2.4(b)(i).

         "LIBOR Rate" means, with respect to a LIBOR Rate Advance for the relevant Loan Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S.

dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Loan Period, in the approximate amount of First Chicago's relevant LIBOR Rate Loan and having a maturity equal to such Loan Period.

         "LIBOR Rate Advance" means an advance under Section 2.1 which is made in Dollars and bears interest at the Adjusted LIBOR Rate.

         "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, finance statement filing (other than with regard to operating leases), lessor's or lessee's interest under any lease (other than the lessee's interest under any operating lease), subordination of any claim or right, or any other type of lien, charge, encumbrance or other claim or right.

         "Loan Documents" means this Agreement, the Notes, the Swing Line Note, the Guaranties, the Short Term Credit Agreement, any L\C Documents and all other agreements, documents or instruments now or hereafter executed by or on behalf of the Company, any of its Subsidiaries, including the Multicurrency Subsidiary Borrowers, or any Guarantor and delivered to the Agent or the Lenders in connection with this Agreement or the Short Term Credit Agreement.

         "Loan Party" means the Compay, the Multicurrency Subsidiary Borrowers and each Guarantor.

         "Loan Period" means, (i)with respect to each Floating Rate Advance and Canadian Prime Rate Advance, the period commencing on the Funding Date for such Advance and ending on the earlier to occur of (A)the date of repayment by the Company of either such Advance or the date of repayment by a Multicurrency Subsidiary Borrower with respect to any Canadian Prime Rate Advance, and (B)the Termination Date, (ii)with respect to each Cost of Funds Advance, the period commencing on the Funding Date for such Advance and ending 30, 60, 90 or 180 days thereafter, as specified by the Company or any Multicurrency Subsidiary Borrower, as applicable, the related notice under Section 2.2, and (iii)with respect to each LIBOR Rate Advance, euro Advance and Dutch Guilder Advance, the period commencing on the Funding Date for such Advance and ending one month, two months, three months or six months thereafter, as specified by the Company with respect to any such Advance, or any Multicurrency Subsidiary Borrower with respect to Dutch Guilder Advances or euro Advances, in the related notice under
Section 2.2; provided, however, that with respect to LIBOR Rate Advances, euro Advances and Dutch Guilder Advances:

         (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Loan Period shall end on the next preceding Business Day;

         (b) any Loan Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

         (c) any Loan Period which would otherwise end after the Termination Date will end on the Termination Date.

         "London Agent" means First Chicago or any successor agent appointed pursuant to the terms hereof.

         "Material Adverse Event" means any event, occurrence or state of facts which has or could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) of the Company, or any of its Subsidiaries, including the Multicurrency Subsidiary Borrowers.

         "Multicurrency Subsidiary Borrowers" means each of Ag-Chem Europe, B.V., a Netherlands private limited liability company and Ag-Chem Equipment Canada, Ltd., a Minnesota corporation.

         "Multiemployer Plan" means any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

         "National Currency Advances" means any Dutch Guilder Advances, euro Advances or Canadian Advances, as applicable.

         "National Currency Margin and LIBOR Rate Margin" means, from time to time, the per annum percentage set forth on the Price and Fee Schedule applicable to National Currency Advances and LIBOR Rate Advances based on the ratio of Funded Debt to EBITDA as determined on a rolling four quarter basis at the end of the applicable fiscal quarter. Such ratio shall be determined as of the end of each fiscal quarter based upon the financial statements to be delivered by the Company pursuant to Section 5.1(d)(ii). The determination of the National Currency Margin and LIBOR Rate Margin as of the end of each such fiscal quarter shall be set forth on a certificate prepared by the Company and delivered with the financial statements to be delivered with respect to such quarter pursuant to Section 5.1(d)(ii). Any increase or decrease in the National Currency Margin and LIBOR Rate Margin shall become effective beginning after the fifth Business Day following the date on which the Company delivers to the Agent its financial statements in accordance with Section 5.1(d)(ii), together with a certificate showing that a change in the National Currency Margin and LIBOR Rate Margin is required; provided, however, if the financial statements required by
Section 5.1(d)(ii) for the applicable quarters, together with the foregoing certificate, are not delivered within the required time period, then, until such delivery the "National Currency Margin and LIBOR Rate Margin" shall be deemed to be 2.50%.

         "Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries after taxes, determined in accordance with GAAP.

         "New Holland Venture" means the joint venture between the Company and New Holland North America, Inc.

         "Notes" means the promissory note(s) of the Company and the Multicurrency Subsidiary Borrowers as described in Section 2.1(d), evidencing the Advances, in the form of Exhibit 2.1 (d), executed and delivered by the Company and each of the Multicurrency Subsidiary Borrowers, respectively, to each Lender, together with any promissory note or notes issued in exchange or replacement therefore.

         "Obligations" means the principal of and interest on the Advances, the Swing Line Loans, the Letter of Credit Obligations and all other indebtedness, obligations and liabilities of the Company and the Multicurrency Subsidiary Borrowers to any Lender or affiliate thereof (including, without limitation, any interest rate or exchange rate hedging arrangements, indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance by the Company or any of its Subsidiaries, including the Multicurrency Subsidiary Borrowers, with the terms and conditions of this Agreement and the other Loan Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Percentage" means each Lender's pro rata share of the Tranche A Commitment of the Lenders expressed as a percentage as set forth on the signature pages of this Agreement, as such Percentage may from time to time be amended, provided, that, collectively, First Chicago's and the London Agent's pro rata share collectively will be deemed to be 41.1764706% and any fees or costs payable to them or payable by them hereunder based on their Percentage will be paid to or by First Chicago.

         "Permits" means any and all licenses, permits, orders, decrees or approvals which are required under Governmental Regulations in connection with any of the businesses or properties of any Loan Party.

         "Permitted Liens" means Liens permitted by Section 5.2(e).

         "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary or such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary or such person or any ERISA Affiliate could have liability with respect to such pension plan.

         "Pricing and Fee Schedule" means Schedule A attached hereto and identified as such.

         "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

         "Rabobank" means Cooperatieve Centrale Raiffeisen - Boerenleenbank B.A., "Rabobank International", New York Branch.

         "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

         "Required Lenders" means those Lenders whose Commitments, in the aggregate, are greater than sixty-six and two-thirds percent (66-2/3%); provided, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate principal balance of all Loans and Letter of Credit Obligations are greater than sixty-six and two-thirds percent (66-2/3%).

         "Reserve Requirement" means, with respect to a Loan Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Short Term Credit Agreement" means the Short Term Revolving Credit Agreement, executed by the Company, the Agent and the Lenders, dated the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

         "Subordinated Debt" means Indebtedness of the Company or any of its Subsidiaries which is incurred, after the Effective Date, with the written consent of the Required Lenders; provided that such Indebtedness is made subordinate to the Obligations on terms reasonably satisfactory to the Required Lenders; and provided further that, unless otherwise agreed to by the Required Lenders, the Agent shall take custody and possession of all original notes or other evidence of such Indebtedness.

         "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

         "Swing Line Bank" means First Chicago or any other Lender as a successor Swing Line Bank.

         "Swing Line Commitment" means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum of $10,000,000 at any one time outstanding.

         "Swing Line Loan" means a loan made available to the Company by the Swing Line Bank pursuant to Section 2.1(c) hereof.

         "Swing Line Note" means a promissory note, in substantially the form of
Exhibit 2.1(c) hereto, duly executed by the Company and payable to the order of the Swing Line Bank in the amount of its Swing Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

         "Tangible Net Worth" means, as of any date, (a)the amount of any capital stock, paid in capital and similar equity accounts of the Company and its consolidated Subsidiaries plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and its consolidated Subsidiaries, minus (b)the amount of any treasury stock reflected on such balance sheet, minus (c)any amount attributable to the write-up of assets (other than marketable securities) on or after September 30, 1998, minus (d)the net book value of all items of the following character which are included in the assets of the Company and its consolidated Subsidiaries as of such date:
(i)goodwill, including the excess of cost over book value of any asset; (ii) organization or experimental expenses; (iii) unamortized debt discount and expense; (iv) patents, trademarks, trade names and copyrights; (v) franchises, licenses and permits; (vi)amounts due from Affiliates and (vii) all other assets which are deemed intangible assets under GAAP.



         "Termination Date" means the earlier to occur of (a) June 4, 2002 and
(b) the date on which the Commitments and the Swing Line Commitment shall be terminated pursuant to the provisions of this Agreement.

         "Total Liabilities" means, as of the date of determination, the total liabilities of the Company and its consolidated Subsidiaries that would properly be classified as a liability under GAAP.

         "Tranche A Commitment" means US$40,000,000, as the same may be reduced pursuant to Section 2.5 or hereafter amended from time to time.

         "Tranche B Commitment" means the CDN Dollar Equivalent Amount of US$5,000,000, as the same may be reduced pursuant to Section 2.5 or hereafter amended from time to time.

         "Type of Advance" means a National Currency Advance, Floating Rate Advance, or LIBOR Rate Advance.

         "US Advance(s)" means an advance under Section 2.1(a) which is made in Dollars and may be either a Floating Rate Advance or a LIBOR Rate Advance.

         "US Lender(s)" means those financial institutions listed on the signature pages to this Agreement as having a Tranche A Commitment, together with such other financial institutions which from time to time become party to this Agreement and have a Tranche A Commitment.

         "Year 2000 Issues" means any anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle data including dates before, on and after January 1, 2000, as it affects the business, operations and financial condition of any Loan Party or any of its Subsidiaries.

         1.2 Certain Rules of Construction. For purposes of this Agreement:

         (a) Certain References. The words "herein," "hereof," and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

         (b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document means such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose;
(iii) all references to any party shall include such party's successors and permitted assigns; (iv) the term "including" means including, without limitation; and (v) reasonable attorneys' fees shall include reasonably allocated costs of in-house counsel.

         (c) Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

         1.3 Acknowledgment and Restatement of Credit.

         Effect of Restatement. The parties acknowledge and agree that this Agreement and the other Loan Documents amend, modify and restate the Existing Loan Agreement and the related agreements executed and delivered thereunder, and the execution and delivery of this Agreement or any of the Loan Document shall not constitute (i) a novation or (ii) a waiver or release of any rights, claims or remedies of Harris, NBD, First Chicago, FNBC Canada, or Rabobank under the Existing Loan Agreement or any of the related agreements thereunder, or any indebtedness or other obligations owing to Harris, NBD, First Chicago, FNBC Canada, or Rabobank thereunder based on any facts or events occurring or existing prior to the date hereof and unknown to Harris, NBD, First Chicago, FNBC Canada, or Rabobank prior to the date hereof. Upon the Effective Date, all indebtedness under the Existing Loan Agreement shall constitute Obligations hereunder and, unless otherwise requested by the Company as required under
Section 2.2, will be deemed to be a Floating Rate Advance under this Agreement and each Lender hereby purchases, a pro rata portion of such Existing Indebtedness equal to the product of their respective Percentage multiplied by the Existing Indebtedness; provided, however, that the Dutch Guilder Advance made under the Existing Loan Agreement and currently outstanding shall remain outstanding until the end of the Loan Period originally selected pursuant to the Existing Loan Agreement and shall bear interest during such Loan Period at the rate as determined at the beginning of such Loan Period pursuant to the Existing Loan Agreement; provided, further, however, that the US Lenders shall acquire and hold their pro rata portion of such Dutch Guilder Advance in an amount equal to the product of their respective Percentage pursuant to this Agreement multiplied by the principal amount of such Advance. Each purchasing Lender agrees to fund its pro rata share on the Effective Date to the Agent for the benefit of First Chicago, Harris, FNBC Canada, Rabobank and NBD, as appropriate. All such purchases by any Lenders are without recourse or warranty of any kind.

                                   ARTICLE II

                          CREDIT FACILITY AND ADVANCES

         2.1 Commitments of the Lenders.

         (a) Tranche A Commitments. Subject to the terms and conditions of this Agreement, each Lender agrees, for itself only, to make Advances to the Company and the Multicurrency Subsidiary Borrowers, as applicable, from time to time from the Effective Date until the Termination Date on any Business Day up to an aggregate principal Dollar Amount which, when added to such Lender's pro rata portion of the Dollar Amount of Letter of Credit Obligations outstanding at such time, shall not exceed the amount set forth opposite its name on the signature pages hereof as its Commitment. In addition, the sum of the aggregate outstanding Advances, the Dollar Amount of Letter of Credit Obligations, and the aggregate outstanding Swing Line Loans shall not exceed the amount of the aggregate Commitments. Subject the terms of this Agreement, the Company may request that an Advance be made in Dollars, euro, or Dutch Guilders and any Multicurrency Subsidiary Borrower may request that an Advance be made in euro or Dutch Guilders; provided, that the maximum aggregate principal amount of euro Advances and Dutch Guilder Advances that may be outstanding at any one time to all the Lenders may not exceed the Dollar Amount of US$10,000,000 (the "euro Limit"). It is agreed that the London Agent will only make euro Advances and Dutch Guilder Advances and the Agent will only make US Advances and provided further that the amount of Lenders' aggregate Commitments will be reduced Dollar for Dollar by the Dollar Amount of any outstanding euro Advances or Dutch Guilder Advances.

         Each Advance made in Dutch Guilders shall be made in euro if such Advance would, but for this provision, be capable of being made in either euro or Dutch Guilders unless otherwise consented to by the Agent. The Applicable Rate for any such Advance shall be the Adjusted euro Rate.

         (b) Tranche B Commitments. Subject to the terms and conditions of this Agreement, the Canadian Lender agrees to make Canadian Advances to the Company or a Multicurrency Subsidiary Borrower from time to time from the Effective Date until the Termination Date on any Business Day up to an aggregate principal amount outstanding at any one time which may not exceed the Dollar Amount of US$5,000,000 ("Canadian Dollar Limit").

         (c) Swing Line Loans. (i) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2, from and including the Effective Date and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "Swing Line Loan" and collectively, the "Swing Line Loans"); provided, however, at no time shall the sum of the aggregate outstanding Advances, the Dollar Amount of Letter of Credit Obligations and the aggregate outstanding Swing Line Loans exceed the amount of the aggregate Commitments; and provided, further, that at no time shall the sum of (a) the outstanding amount of the Swing Line Loans, plus (b) the outstanding amount of Advances made by the Swing Line Bank pursuant to Section 2.1(a), exceed the Swing Line Bank's Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

         (ii) Swing Line Notice. The Company shall deliver to the Agent and the Swing Line Bank a notice (a "Swing Line Notice"), signed by it, not later than 2:00 p.m. (Chicago time) on the Funding Date of each Swing Line Loan, specifying
(i) the applicable Funding Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall at all times be Floating Rate Advances.

         (iii) Making of Swing Line Loans. Promptly after receipt of the Swing Line Notice under Section 2.1(c)(ii) in respect of Swing Line Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 3:00 p.m. (Chicago time) on the applicable Funding Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article VIII. The Agent will promptly make the funds so received from the Swing Line Bank available to the Company at the Agent's aforesaid address.

         (iv) Repayment of Swing Line Loans. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Company on or before the tenth Business Day after the Funding Date for such Swing Line Loan. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount and increments of $100,000, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth Business Day after the Funding Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Floating Rate Advance in the amount of such Lender's pro rata share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.1(c)(iv) provided that such notice is received by 10:00 a.m. (Chicago time), each Lender shall make available its required Floating Rate Advance or Floating Rate Advances, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article VIII. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 3.1 and 3.2 had not then been satisfied, or an Event of Default existed under Section 6.1(h), such Lender's obligation to make Floating Rate Advances pursuant to this Section 2.1(c)(iv) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or
(d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this
Section 2.1 (c)(iv), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.1(c)(iv), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Floating Rate Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

         (d) Notes. The Advances made by each Lender shall be evidenced by, and be payable in accordance with the terms of, a separate Note for each type of currency advanced by such Lender, made by each of the Company and the Multicurrency Subsidiary Borrowers payable to the order of the lending office designated by such Lender. The Company, the Multicurrency Subsidiary Borrowers and Lenders hereby irrevocably authorize the Agent to make or cause to be made, at or about the time of each Advance made by the Agent, an appropriate notation on the records of the Agent (and the London Agent or the Canadian Lender, as appropriate) reflecting the principal amount, applicable currency, Type of Advance and Loan Period of such Advance, and the Agent shall make or cause to be made, on or about the time of receipt of payment of any principal of the Notes, an appropriate notation on its records reflecting such payment. The aggregate amount of all Advances set forth on the records of the Agent shall be rebuttable presumptive evidence of the principal amount and accrued interest owing and unpaid on a Note of a Lender.

         (e) Facility Fees. The Company and the Multicurrency Subsidiary Borrowers jointly and severally agree to pay to the Agent in Dollars for the benefit of the US Lenders (pro rata according to each US Lender's Percentage) a facility fee (the "Facility Fee") at a per annum rate equal to the Applicable Fee Rate on such Lender's Percentage (without regard to usage) from the date hereof to and including the Termination Date, payable monthly in arrears hereafter beginning on June 4, 1999, continuing on the first day of each month of the Company thereafter, and concluding on the Termination Date, with any accrued and unpaid Facility Fees due on the Termination Date. The Company and the Multicurrency Subsidiary Borrowers jointly and severally agree to pay to the Canadian Lender in US Dollars a facility fee ("Canadian Facility Fee") at a per annum rate equal to the Applicable Fee Rate on the Tranche B Commitment. The Canadian Facility Fee shall accrue from and after the Effective Date and shall be due and payable quarterly in arrears, beginning on June 4, 1999, and on the first day of each fiscal quarter of the Company thereafter through the Termination Date, with any accrued but unpaid facility fees due on the Termination Date. Such fees will be debited by the Agent and/or the Canadian Lender from account no. 16 128 53 of the Company maintained at the main office of the Agent (unless the Company otherwise instructs the Agent and the Canadian Lender in writing). The Agent and/or the Canadian Lender will furnish to the Company written notice thereof setting out the details of such calculation on or before the tenth Business Day following the end of the fiscal quarter.

         (f) Currency Fluctuations; Permitted Excess over Aggregate Commitment. Notwithstanding the limitations in Sections 2.1, (i)if at any time the Dollar Amount of the aggregate principal amount of all outstanding Canadian Advances is greater than 105% of the Canadian Dollar Limit, the Company or a Multicurrency Subsidiary Borrower shall promptly prepay an aggregate principal amount of Canadian Advances such that the Dollar Amount of the aggregate principal amount of all outstanding Canadian Advances does not exceed the Canadian Dollar Limit, or (ii)if at any time the Dollar Amount of the aggregate principal amount of all outstanding euro Advances or Dutch Guilder Advances is greater than 105% of the euro Limit, the Company or the applicable Multicurrency Subsidiary Borrower shall promptly prepay an aggregate principal amount of euro Advances or Dutch Guilder Advances such that the Dollar Amount of the aggregate principal amount of all outstanding euro Advances and Dutch Guilder Advances does not exceed the euro Limit; or (iii) if at any time the Dollar Amount of the euro Advances and the Dutch Guilder Advances, plus the amount of the US Advances is greater than the Tranche A Commitment, the Company shall promptly prepay an aggregate principal amount of the US Advances such that the Dollar Amount of the aggregate principal amount of all outstanding euro Advances and Dutch Guilder Advances when added to the aggregate principal amount of all outstanding US Advances does not exceed the Tranche A Commitment; provided, that this Section 2.1(e) shall not be interpreted to permit the Company or a Multicurrency Subsidiary Borrower to request the making of a new Advance or the continuation or conversion of an existing Advance if, after giving effect to such new Advance, continuation or conversion, the provisions of Section 2.1 (a) would be violated.

         2.2 Requesting Advances.

         (a) Types of Advances. Each US Advance may be either a Floating Rate Advance or a LIBOR Rate Advance, and each Canadian Advance may be either a Canadian Prime Rate Advance or a Cost of Funds Advance. Euro Advances, Dutch Guilder Advances, Floating Rate Advances, LIBOR Rate Advances, Canadian Prime Rate Advances and Cost of Funds Advances are each being herein called a "Type of Advance". Except for Advances which exhaust the entire remaining amount of the Commitment, (i)the principal amount of each Floating Rate Advance will be at least $100,000 or a higher integral multiple of $100,000, (ii)the principal amount of each LIBOR Rate Advance, will be at least $1,000,000, or a higher integral multiple of $100,000, (iii) the principal amount of each euro Advance or Dutch Guilder Advance shall be at least the Dollar Amount of 500,000 euro or 500,000 Dutch Guilders, as applicable, and (iv) each Canadian Advance shall be at least CDN $100,000 or a higher integral, multiple of CDN $100,000.

         (b) Requests for Advances. (i) The Company, with respect to Floating Rate Advances, LIBOR Rate Advances, and Canadian Advances, will give the Agent notice at its office in Chicago, Illinois of each such proposed Advance, subject to clause (iii) below, (ii) the Company or a Multicurrency Subsidiary Borrower with respect to euro Advances or Dutch Guilder Advances, as applicable, will give the London Agent notice at its principal office in London, England (or such other location as the Agent may from time to time direct) of each such proposed Advance, with the London Agent notifying the Agent of such proposed Advance, and
(iii) the Company or a Multicurrency Subsidiary Borrower, with respect to Canadian Advances, may give notice, at the Company's or Multicurrency Subsidiary Borrower's option, to the Canadian Lender at its main office in Toronto, Ontario for each such proposed Advance: (a) in the case of a Floating Rate Advance to the Company, not later than 2:00 p.m., Chicago time, on the proposed Funding Date of such Advance; (b) in the case of a LIBOR Rate Advance to the Company, not later than 2:00 p.m., Chicago time, on a day which is at least three Business Days prior to the Funding Date of such Advance; (c) in the case of a Cost of Funds Advance or Canadian Prime Rate Advance to the Company or a Multicurrency Subsidiary Borrower, not later than 10:00 a.m., Toronto time, on a day which is at least one Business Day prior to the proposed Funding Date of such Advance; and (d)in the case of a euro Advance or Dutch Guilder Advance to the Company or a Multicurrency Subsidiary Borrower, not later than 10:00 a.m., Chicago time on a day which is at least four Business Days prior to the Funding Date of such Advance. Any notice received after the hour specified above, shall be deemed to be notice given prior to such hour on the next succeeding Business Day. Each such request shall be effective upon receipt by the Agent, shall be in writing or by telephone (if in writing, to be in the form of Exhibit 2.2), and shall specify whether the Company or a Multicurrency Subsidiary Borrower seeks the Advance, the currency, Type of Advance, the Funding Date and the principal amount for each Advance and, for any Fixed Rate Advance, the Loan Period thereof.

         (c) Conversion of Advances; Procedures. So long as no Default or Event of Default exists and is continuing, (i) the Company may convert all or any part of any outstanding Floating Rate Advance into a LIBOR Rate Advance, if available, by giving notice to the Agent of such conversion not later than 2:00 p.m., Chicago time, on a date which is at least three Business Days prior to the date of the requested conversion and (ii)the Company or a Multicurrency Subsidiary Borrower, as applicable, may convert all or any part of any outstanding Canadian Prime Rate Advance to a Cost of Funds Advance by giving notice to the Agent and/or the Canadian Lender of such conversion not later then 10:00 a.m., Toronto time, on a date which is at least one Business Day prior to the date of the requested conversion. Each such notice shall be effective upon receipt by the Agent, shall be in writing or by telephone (if in writing, to be in the form of Exhibit 2.2), shall specify the Funding Date, Type of Advance, the total principal amount to be so converted and the Advance Period therefor. Each conversion of a Floating Rate Advance into a LIBOR Rate Advance shall be on a Business Day, and in an amount as provided in Section 2.2 (a).

         (d) Procedures at End of Loan Period.

                  (i) Automatic Conversions and Extensions. Unless the Company requests a new LIBOR Rate Advance in accordance with subsection (b) above or repays the applicable Advance, the Agent shall automatically and without request by the Company, on the last day of the applicable Loan Period, convert each LIBOR Rate Advance to a Floating Rate Advance. Unless the Company or a Multicurrency Subsidiary Borrower, as applicable, requests a new Cost of Funds Advance in accordance with subsection (b) above or repays the applicable Advance, the Canadian Lender shall automatically and without request by the Company, on the last day of the applicable Loan Period, convert each Cost of Funds Advance to a Canadian Prime Rate Advance. Unless the Company or a Multicurrency Subsidiary Borrower, as applicable, requests a new euro Advance or Dutch LIBOR Advance in accordance with subsection (b) above or repays the applicable Advance, the London Agent shall automatically and without request by the Company or such Multicurrency Subsidiary Borrower, as applicable, on the last day of the applicable Loan Period, extend each euro Advance or Dutch LIBOR Advance for a Loan Period of one month.

                  (ii) Extensions. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section
2.2 (a), the Company may cause all or any part of any outstanding LIBOR Rate Advance to continue to bear interest at an Adjusted LIBOR Rate, if available, at the end of the then-applicable Loan Period, by notifying the Agent, not later than 2:00 p.m., Chicago time, at least three Business Days prior to the new Funding Date. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in

Section 2.2 (a), the Company or a Multicurrency Subsidiary Borrower, as applicable, may cause all or any part of any outstanding Cost of Funds Advance to continue to bear interest at a Cost of Funds Rate, if available, at the end of the then-applicable Loan Period, by notifying the Agent and or the Canadian Lender, not later than 10:00 a.m., Toronto time, at least one Business Day prior to the new Funding Date. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.2 (a), the Company or a Multicurrency Subsidiary Borrower, as applicable, may cause all or any part of any outstanding euro Advance or Dutch Guilder Advance to continue to bear interest at the Adjusted euro Rate or Adjusted Dutch LIBOR Rate, respectively, if available, at the end of the then-applicable Loan Period, by notifying the Agent, not later than 10:00 a.m., Chicago time, at least four Business Days prior to the new Funding Date. Each such notice shall be effective upon receipt by the Agent and shall be in writing or by telephone (if in writing to be in the form of Exhibit 2.2), and shall specify the currency, Type of Advance, the first day of the applicable Loan Period, the principal amount of the new Fixed Rate Advance and the Loan Period therefor. Each new Loan Period for Fixed Rate Advances shall begin on a Business Day and the aggregate amount of the Advances bearing the new rate shall be in an amount as provided in
Section 2.2 (a).

         (e) Reaffirmation. Each request for an Advance, Swing Line Loan or Letter of Credit shall be deemed a representation and warranty by the Company and the Multicurrency Subsidiary Borrowers that all conditions precedent to such Advance, Swing Line Loan or Letter of Credit under Article III are satisfied as of the date of such request and as of the date of such Advance, Swing Line Loan or Letter of Credit.

         2.3 Funding Advances.

         (a) Funding by the Advancing Agent. Upon fulfillment of the applicable conditions set forth in Article III of this Agreement, and subject to the Advancing Agent's receipt of funds in accordance with Section 2.3(b) below, (i) the Agent will, in the case of US Advances, not later than 4:15 p.m., Chicago time, on the proposed Funding Date of each US Advance, make available to the Company the requested US Advance by depositing the amounts thereof, in immediately available funds, in account no. 16 128 53 of the Company maintained at the main office of the Agent (unless the Company otherwise instructs the Agent in writing to pay such funds elsewhere), (ii) the Canadian Lender will, in the case of Canadian Advances, not later than 4:15 p.m., Toronto time, on the proposed Funding Date of each Canadian Advance, make available to the Company or a Multicurrency Subsidiary Borrower, as applicable, the requested Canadian Advance by depositing the amounts thereof, in immediately available funds, in such account as shall be requested by the Company or a Multicurrency Subsidiary Borrower, as applicable, in writing, and (iii) the London Agent will, in the case of euro Advances or Dutch Guilder Advances, not later than 4:15 p.m., London time, on the proposed Funding Date of each euro Advance or Dutch Guilder Advance, make available to the Company or a Multicurrency Subsidiary Borrower, as applicable, the requested euro Advance or Dutch Guilder Advance by depositing the amounts thereof, in immediately available funds, in such account as shall be requested by the Company or a Multicurrency Subsidiary Borrower, as applicable, in writing or by telephone.

         (b) Funding by Lenders. On each Funding Date, not later than 4:00 p.m., Chicago time, for US Advances and not later than 4:00 p.m., London time, for euro Advances or Dutch Guilder Advances, each Lender shall make its pro rata portion necessary to fund its appropriate Percentage of the Advances available at the office of the Advancing Agent, in immediately available funds for disbursement to the Company or a Multicurrency Subsidiary Borrower, as applicable. If and to the extent such Lender shall not have so made its pro rata portion necessary to fund its appropriate Percentage of the Advances to the Advancing Agent, the Advancing Agent may (but shall not be obligated to) make such amount available to the Company or a Multicurrency Subsidiary Borrower, as applicable (herein called an "Interim Advance"), and such Lender and the Company or a Multicurrency Subsidiary Borrower, as applicable, severally agree to pay to the Advancing Agent forthwith on demand an amount equal to such Interim Advance, together with interest thereon, for each day from such Funding Date until the date such Interim Advance is repaid to the Advancing Agent at a rate per annum equal to
(i) the Federal Funds Rate, in the event such Interim Advance is repaid to the Advancing Agent by such Lender, or (ii) the Applicable Rate during such period, in the event such Interim Advance is repaid to the Advancing Agent by the Company or a Multicurrency Subsidiary Borrower, as applicable; provided, however, that the Advancing Agent also shall be reimbursed for all costs and/or charges incurred by it as a result of such Interim Advance. If such Lender pays an amount equal to the Interim Advance, together with interest as provided above, to the Advancing Agent, such amount so paid shall constitute an Advance by such Lender for the purpose of this Agreement as of such Funding Date. The failure of any Lender ("Defaulting Lender") to make the pro rata portion necessary to fund its applicable Percentage of the Advances available to the Advancing Agent on a Funding Date shall not relieve any other Lender of its obligation to make available to the Advancing Agent its pro rata share necessary to fund its Percentage of an Advance on the applicable Funding Date, but neither the Advancing Agent nor any other Lender shall be responsible for, nor have any liability to the Company or a Multicurrency Subsidiary Borrower, as applicable, as a result of, the failure of such Defaulting Lender to make such pro rata portion necessary to fund its Percentage of the Advances available to the Advancing Agent; provided, however, that the foregoing shall not affect or limit any liability of the Defaulting Lender individually to the Company or a Multicurrency Subsidiary Borrower, as applicable, or the Advancing Agent for such failure by the Defaulting Lender.

         (c) Advancing Branch. Each Lender may, at its option, elect to make, fund or maintain any Advance hereunder at the branch or office specified under its signature hereto or such other of its branches or offices as such Lender may from time to time elect.

         (d) Non-Receipt of Funds by the Agent or Advancing Agent. Unless the Company, a Multicurrency Subsidiary Borrower, a Lender or the Swing Line Bank, as the case may be, notifies the Agent or Advancing Agent, as applicable, prior to the date on which it is scheduled to make payment to the Agent or Advancing Agent, as applicable, of (i) in the case of a Lender or Swing Line Bank, the proceeds of a Loan or (ii) in the case of the Company or a Multicurrency Subsidiary Borrower, a payment of principal, interest or fees to the Agent or Advancing Agent, as applicable, for the account of the Lenders or Swing Line Bank, that it does not intend to make such scheduled payment, the Agent or Advancing Agent, as applicable, may assume that such scheduled payment has been made. The Agent or Advancing Agent, as applicable, may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender, Swing Line Bank, Multicurrency Subsidiary Borrower or the Company, as the case may be, has not in fact made such scheduled payment to the Agent or Advancing Agent, as applicable, the recipient of such scheduled payment, if it is (x) a Lender or the Swing Line Bank, shall, on demand by the Agent or Advancing Agent, as applicable, repay to the Agent or Advancing Agent, as applicable, the amount so made available together with interest according to the procedure set forth in Section 2.3(b), and (y) the Company or a Multicurrency Subsidiary Borrower, shall, on demand by the Agent or Advancing Agent, as applicable, repay to the Agent or Advancing Agent, as applicable, the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent or Advancing Agent, as applicable, until the date the Agent or Advancing Agent, as applicable, recovers such amount at a rate per annum equal to the interest rate applicable to the relevant Loan; provided, that the Company or the applicable Multicurrency Subsidiary Borrower shall also reimburse the Agent or Advancing Agent, as applicable, for all costs and/or charges incurred by it as a result of such non-receipt of funds from the Company or such Multicurrency Subsidiary Borrower.


         2.4 Letters of Credit.

         (a) Issuance of Letters of Credit. Provided there is sufficient availability under the Tranche A Commitment, as described in Section 2.1 above, and if requested by the Company (with not less than three (3) Business Days' prior written application in such form as required by the Agent), the Agent shall issue or cause to be issued for the account of a Loan Party Letters of Credit upon the following conditions:

                  (i) Total Amount. The total face amount of Letters of Credit, which may be denominated in Dollars, euro, Dutch Guilders, or Canadian Dollars, shall not exceed the Dollar Amount of $3,000,000, in the aggregate, at any one time outstanding.

                  (ii) Expiry. The expiry date of any Letter of Credit shall not exceed the earlier of (i) the date 12 months from the date of issuance and (ii) the fifth Business Day prior to the Termination Date; provided, however, that any such Letter of Credit may provide for the renewal thereof for additional 12 month periods; provided further, however, that no Letter of Credit shall be outstanding on or after the Termination Date unless it shall be (x)secured by cash or other collateral satisfactory to the Required Lenders and have an expiry no later than 12 months after the Termination Date, or (y)replaced as of the Termination Date under conditions which cause such outstanding Letter of Credit to be cancelled.

                  (iii) Reduction in Availability. The amount of all outstanding Letters of Credit, when added to the outstanding Advances and Swing Line Loans under Section 2.1 above, must not exceed the Tranche A Commitment.

                  (iv) Documentation. The Company shall execute standard documentation as shall be requested by the Agent with respect to the issuance of such Letter of Credit.

                  (v) Conditions Met. On the date of issuance, all of the conditions precedent specified in Sections 3.1 and 3.2 shall have been satisfied.

         (b) Obligations Unconditional. The obligation of the Company to pay to the Agent the amount of any payment made by the Agent or any Lender under any Letter of Credit shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Letter of Credit Obligations of the Company and the Loan Parties to the Lenders thereunder shall have been satisfied, and such Obligations shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                  (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit (including any documentation required under subsection(b)(iv) above) (collectively, with the Letter of Credit, the "L/C Documents") or to any transaction related in any way to such Letter of Credit;

                  (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the L/C Documents;

                  (iii) The existence of any claim, setoff, defense or other right which any Loan Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), the Agent or any other person, whether in connection with any of the L/C Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                  (vi) Any failure, omission, delay or lack on the part of the Agent or any party to any of the L/C Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent or any such party under this Agreement or any of the L/C Documents, or any other acts or omissions on the part of the Agent or any such party; and

                  (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of a Loan Party from the performance or observance of any obligation, covenant or agreement contained in this Section 2.4
         (b).

         Nothing set forth in this Section 2.4(b) or in any other provision of this Agreement or any other Loan Document shall relieve the Agent of any liability it may have for bad faith, willful misconduct or failure to use due care in the examination of documents presented in connection with any draw under a Letter of Credit.

         (c) Funding Draws. In the event of a draw or payment of a draft under any Letter of Credit, the Agent is authorized to charge the Company's demand deposit account maintained with Agent or any Lender for the amount of the draw or draft. If the Agent does not charge such account, then the amount shall be treated a Floating Rate Advance under Section 2.1 and any amounts paid by the Agent to a third party under any Letter of Credit shall be deemed a Floating Rate Advance and bear interest until repaid by the Company. Such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 3.2 and, to the extent of such Advance, the reimbursement obligation of the Company with respect to such Letter of Credit under this subsection shall be deemed satisfied.

         (d) Lender Participations in Letter of Credit. Upon the issuance by the Agent of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Lender (other than the Canadian Lender and the London Agent), and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent a participation in such Letter of Credit and the related Letter of Credit Obligations in proportion to each such Lender's respective Percentage. The Agent shall promptly notify each Lender of the terms of each Letter of Credit and of the amount of such Lender's participation in such Letter of Credit.

         (e) Fees. The Company agrees to pay (i) on the date of the issuance of the Letter of Credit and (ii) thereafter, quarterly, in advance, no later than the tenth Business Day following the first day of each quarter, to the Agent for the ratable benefit of the Lenders, a letter of credit fee at a rate per annum equal to the applicable National Currency Margin and LIBOR Rate Margin times the average daily outstanding face amount available for drawing under all Letters of Credit issued, (iii) quarterly, in advance, to the Agent, a letter of credit fronting fee on all standby Letters of Credit equal to 0.125% times the average daily outstanding face amount of each standby Letter of Credit issued, and (iv) to the Agent, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of Letters of Credit, and the like customarily charged by such Agent with respect to standby and commercial Letters of Credit in general to comparable customers under comparable circumstances, payable at the time the invoice of such amount is received by the Company.

         2.5 Termination or Reduction of Commitment.

         (a) Optional. The Company has the right to terminate or reduce the Tranche A Commitments and/or terminate the Tranche B Commitment at any time and from time to time, in which case the applicable Commitments shall be terminated or permanently reduced by the amount so specified, as the case may be (with any reduction causing a pro rata reduction in each Lender's Commitment); provided, however, that (i) the Company shall give notice of such termination or reduction in writing to the Agent at least three (3) Business Days in advance thereof, specifying the applicable Tranche and the amount by which the applicable Commitment is being reduced and effective date thereof, (ii) each partial reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $5,000,000 in excess thereof, (iii) no such termination or reduction shall be permitted with respect to any portion as to which a request for an Advance is then pending, (iv) the applicable Commitment may not be reduced below the balance of any Advances then outstanding under it, and unless otherwise agreed to by the Agent and the Required Lenders, any reduction in the Tranche A Commitment shall cause a proportional reduction in the euro Limit. The termination or reduction of the amount of the any Commitments pursuant to this
Section 2.5 shall be permanent and may not be reinstated.

         (b) Termination by Lenders. The Commitments and the Swing Line Commitment, and thus the obligation of the Lenders to make Advances and issue any Letters of Credit, and the Swing Line Bank to make Swing Line Loans, shall terminate:

                  (i) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in clause(h) of
         Section 6.1; or

                  (ii) Immediately when any Event of Default (other than of the nature specified in clause(h) of Section 6.1) shall have occurred and be continuing and either (A)the Required Lenders shall have demanded payment of the Notes and the Swing Line Note, or (B) the Required Lenders shall elect to terminate the Commitments and the Swing Line Commitment by giving written notice to the Company and the Multicurrency Subsidiary Borrowers for purposes of this clause.

         (c) Default Interest. Upon the occurrence of an Event of Default under
Section 6.1(a) and during the continuation thereof, the principal amount of the Obligations shall bear interest at the applicable Default Rate. At the election of the Required Lenders, upon the occurrence of an Event of Default other than under Section 6.1(a), and during the continuation thereof, the principal amount of the Obligations shall bear interest at the applicable Default Rate.

         2.6 Interest and Principal Repayment.

         (a) Regular Interest Payments. The Company and the Multicurrency Subsidiary Borrowers, as applicable, will pay interest to the applicable Advancing Agent for the benefit of the Lenders for US Advances, euro Advances, and Dutch Guilder Advances, and to the Canadian Lender for its benefit for Canadian Advances, at the Applicable Rate on the unpaid principal amount of each Advance as follows:

                  (i) Floating and Canadian Prime Rate Advances. Accrued and unpaid interest on Floating Rate Advances and Canadian Prime Rate Advances shall be payable: (A) on each Interest Payment Date; (B) as to any portion of such Advance which is converted to a Fixed Rate Advance, on the date of such conversion; and (C) on the Termination Date.

                  (ii) Fixed Rate Advances. Accrued and unpaid interest on Fixed Rate Advances shall be payable in arrears on the last day of each Loan Period and, if the Loan Period exceeds three months or 90 days, as the case may be, on the last day of each fiscal quarter during such Loan Period.

         (b) Principal. The principal amount of the Advances shall be payable to the appropriate Advancing Agent for the benefit of the Lenders for US Advances, euro Advances, and Dutch Guilder Advances, and to the Canadian Lender for its benefit for Canadian Advances, immediately upon the earlier of (i) the occurrence of an Event of Default and acceleration of the Obligations as a result thereof, or (ii) termination of this Agreement. Payments will be applied by the Agent as provided in Section 6.2.

         (c) Optional Prepayment. Each of the Company and the Multicurrency Subsidiary Borrowers, may at any time and from time to time prepay all or a portion of the Advances, without premium or penalty; provided, however, that
(i)each prepayment of a Floating Rate Advance may be made only upon one (1) Business Day's prior written notice to the Agent and shall be in a minimum amount of $100,000 and, in integral multiples of $100,000 in excess of the initial minimum amount, (ii)each prepayment of a LIBOR Rate Advance, euro Advance, or Dutch Guilder Advance may be made only upon three (3) Business Days' prior written notice to the applicable Agent and shall be in a minimum amount of $1,000,000 (or the Equivalent Amount in euro or Dutch Guilders) and, with respect to LIBOR Rate Advances only, in integral multiples of $100,000 in excess of the initial minimum amount, and (iii)each prepayment of a Canadian Advance shall be in a minimum amount of CDN $100,000 and in an integral multiple of CDN $100,000; and provided further that any prepayment of a Fixed Rate Advance which is made on a day other than the last day of a Loan Period shall be accompanied by the indemnity payment set forth in Section 2.10(d) below together will all accrued but unpaid interest on the Advance being repaid.

         (d) Final Payment. Unless earlier payment is required under this Agreement, Company will pay to the Agent with respect to all US Advances and Letter of Credit Obligations, and Company and Multicurrency Subsidiary Borrowers will pay to the London Agent with respect to all euro Advances and Dutch Guilder Advances, for the account of the Lenders on the Termination Date, (i) as applicable, the outstanding principal amount of all outstanding US Advances, euro Advances, and Dutch Guilder Advances and (ii) cash or other collateral satisfactory to the Required Lenders to secure the repayment of any Letter of Credit Obligations (or cause any outstanding Letters of Credit to be replaced as of the Termination Date under conditions which cause such outstanding Letter of Credit to be cancelled). Unless earlier payment is required under this Agreement, the Company or a Multicurrency Subsidiary Borrower, as applicable, will pay to the Canadian Lender on the Termination Date, the principal amount of all outstanding Canadian Advances. Principal payments will be applied by the Agent as provided in Section 6.2.

         (e) Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Advance or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the Applicable Rate (or Default Rate if applicable), determined in accordance with this Agreement during such extension. Computations of interest on LIBOR Rate Advances, euro Advances, Dutch Guilder Advances, fees and other amounts due under this Agreement shall be made on the basis of a year of 360 days, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period. Computations of interest on Floating Rate Advances or Canadian Advances due under this Agreement shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

         (f) Currency Conversions. Notwithstanding the foregoing provisions of this Agreement, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such currency (the "New Currency") are introduced and the type of currency in which the Advance was made (the "Original Currency") no longer exists or the Company or any Multicurrency Subsidiary Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Company or the Multicurrency Subsidiary Borrowers hereunder or under the Notes in such currency shall be made in such amount and such type of the New Currency as shall be equivalent (based upon market value) to the amount of such payment otherwise due hereunder or under the Notes in the Original Currency. In addition, if, after the making of any Advance in any currency other than Dollars, the Company or a Multicurrency Subsidiary Borrower, as applicable, is not able to make payment to the Agent for the account of the Lenders in the type of currency in which such Advance was made (or in any New Currency as set forth above) because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance, it being the intention of the parties hereto that the Company and the Multicurrency Subsidiary Borrowers take all risks of the imposition of any such currency control or exchange regulations. The Agent is hereby authorized, for the benefit of the Lenders, to charge the account, if any, of the Company maintained with First Chicago for each payment of principal, interest and fees due from the Company as it becomes due hereunder.

         2.7 Payments by Company and Multicurrency Subsidiary Borrowers.

         (a) Method of Payment. Each Advance shall be repaid or prepaid in the currency in which it was made in the amount borrowed and interest payable thereon shall be paid in such currency; provided, however, that any Dutch Guilder Advance may be repaid in euro pursuant to the second paragraph of
Section 2.1(a). The Company or a Multicurrency Subsidiary Borrower, as applicable, will make all payments of fees and other payments due under this Agreement or any other Loan Document in Dollars and in immediately available funds to Agent, at the office specified by Agent from time to time, for the ratable benefit of the Lenders as provided in this Agreement. Notwithstanding the foregoing, all fees payable to the Agent with respect to its services hereunder shall be payable by the Company and the Multicurrency Subsidiary Borrowers for the sole benefit of the Agent. Subject to the terms and provisions of this Agreement, (i)all amounts of principal, interest, fees and other Obligations payable by the Company and the Multicurrency Subsidiary Borrowers in Dollars hereunder, under the Notes and under the Swing Line Note shall be made in US Dollars by 12:00 noon, local time, on the date when due in funds immediately available to the Agent at the Agent's address specified on the signature pages hereto, or at such other lending office of the Agent as may be specified in writing by the Agent to the Company, and (iii)all amounts of principal, interest, and other Obligations payable by the Company and the Multicurrency Subsidiary Borrowers in any currency other than US Dollars hereunder or under the Notes shall be made in such currency by 12:00 noon, local time, on the date when due in such currency for the account of the Advancing Agent, at its lending office for such currency.

         (b) Authority to Debit the Company's Accounts. The Company authorizes the Agent, the Canadian Lender and the London Agent to fund payments of interest, fees, costs and expenses and other amounts due the Agent or any Lender under this Agreement or any of the Loan Documents by charging such amount against the account of the Company (based on the currency in which it is originally advanced) specified in Section 2.3(a) or such other account as the Company may maintain with the applicable Advancing Agent, or if sufficient funds are not available in the appropriate account, then as a Floating Rate Advance for Obligations in US Dollars or as a Canadian Prime Rate Advance for Obligations in CDN Dollars or as a Dutch Guilder Advance for Obligations due in Dutch Guilders or as a euro Advance for Obligations due in euro. Unless otherwise requested in writing by the Company, all Obligations in US Dollars will be debited by the Agent as provided above, all other Obligations are intended to be paid to the appropriate Advancing Agent by the Company and the applicable Multicurrency Subsidiary Borrowers.

         2.8 Remittance by Advancing Agent.

         (a) Payments to Lenders. The Advancing Agent shall remit to each US Lender such US Lender's share of payments in immediately available funds (i)in the case of payments of principal of any Advances or interest on any Advances, on the date payments are made, according to its pro rata share of such payment based on its actual outstanding Advances from time to time; and, (ii)in the case of fees paid pursuant to Sections 2.1(e) and other amounts payable hereunder (other than the amounts payable to the Agent under Section 2.9 or to the Agent or any Lender under Sections 8.4 or 8.5), on the date payments are made, determined with respect to each such Lender by its pro rata share of such fee or other amount. Each payment delivered to an Advancing Agent for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Advancing Agent if received by such Advancing Agent by 12:00 noon, local time, by such Advancing Agent to such Lender in the same type and currency of funds which the Advancing Agent received at such Lender's address specified on the signature pages hereto or at any lending office specified by such Lender in a notice received by the Agent.

         (b) Payment of Interest by Agent. If the Advancing Agent fails to remit to any US Lender its share of any such payment received by the Agent from the Company or a Multicurrency Subsidiary Borrower by 5:00 p.m., local time, or by the close of business of such Lender, whichever occurs later, on the day such payment is to be made by the Advancing Agent under Section 2.8(a)(a), the Agent shall pay to such US Lender interest on such US Lender's share of such payment at the Federal Funds Rate until such share of such payment is received by such US Lender (unless waived by such Lender).

         (c) No Setoff or Deduction. All payments of principal of and interest on the Advances and other Obligations shall be paid by the Company and the Multicurrency Subsidiary Borrowers without setoff, or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of any nature whatsoever, whether imposed by any governmental authority or by any department, agency or taxing authority or other Person.

         2.9 Set-Off; etc.

         (a) After Default. Upon the occurrence of an Event of Default and acceleration of the Obligations, each Lender is hereby authorized at any time and from time to time, without notice to the Company or the Multicurrency Subsidiary Borrowers (any such notice being expressly waived by the Company and each Multicurrency Subsidiary Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company or any Multicurrency Subsidiary Borrower, including specifically any amounts held in any account maintained at such Lender, against any and all Obligations. Each Lender agrees to give prompt written notice to the Company and the Multicurrency Subsidiary Borrowers after exercising such right of set-off, provided, that the failure to give such notice will not affect the validity of any set-off nor give rise to any claim or defense of any Loan Party against the Agent or any Lender. Any amount set off by a Lender shall be applied to the Obligations in accordance with the provisions of Section 6.2 below.

         (b) Sharing. If any US Lender or any holder of any Note or the Swing Line Note shall obtain any payment (whether voluntary, involuntary, by application of offset or otherwise) upon any Obligation which is to be shared under this Agreement or any other Loan Document in excess of its share of such payment, then such Lender or other holders shall purchase from the other US Lenders or the other holder of Notes and the Swing Line Note such participation in the relevant Obligation as shall be necessary for such purchasing Lender or holder to share the excess payment ratably with such other US Lenders or other holder according to the terms of this Agreement; provided, however, that, if all or any portion of the excess payment is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company and each of the Multicurrency Subsidiary Borrowers agrees that any Lender or holder so purchasing a participation from another Lender or holder pursuant to this section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender or holder were the direct creditor of the Company or the applicable Multicurrency Subsidiary Borrower in the amount of such participation.

         2.10 Additional Costs; Illegality and Impossibility.

         (a) Taxes or Reserves. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to the Lenders, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive of any such authority (whether or not having the force of law), shall (i) impose any deduction, withholding tax, or other tax or affect the basis of taxation of payment to any Lender of any amounts payable by the Company or a Multicurrency Subsidiary Borrower, as applicable, under this Agreement (other than taxes imposed on the overall net income of any Lender), or
(ii) impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, or (iii) impose any other condition with respect to this Agreement, the Notes, the Swing Line Note or any of the Advances or Swing Line Loans and the result of any of the foregoing is to increase the cost to any Lender of making, funding or maintaining any of the Advances or Swing Line Loans or to reduce the amount of any sum receivable by any Lender thereon, then the Company or a Multicurrency Subsidiary Borrower, as applicable, will pay to such Lender, from time to time upon request by such Lender, additional amounts sufficient to compensate such Lender fully for such increased cost to or reduced sum receivable by such Lender to the extent such Lender is not expressly compensated therefor in the computation of the interest rate applicable to the Advances so that such Lender receives, after the making of such deduction, withholding or other payment, free of any liability in respect of any such deduction, withholding or payment, a sum equal to that which it would have received and retained had no such deduction, withholding or payment been required or made; provided, that neither the Company nor any Multicurrency Subsidiary Borrower shall be required to pay such compensation to the extent such increase is attributable to a factor which is not generally applicable to all banks organized under the same authority as the bank or is attributable to an increase in deposit insurance rates to levels which do not exceed those in effect at the date of this agreement, without application of any retroactive adjustment or rebate. If any Lender seeks reimbursement, it shall give the Company, the Multicurrency Subsidiary Borrowers and the Agent written notice, in reasonable detail, of the law, rule or regulation, or interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to such Lender and the reimbursement obligation of the Company or the Multicurrency Subsidiary Borrowers. Neither the Company nor any Multicurrency Borrower shall be obligated to pay any such amount to the extent it was incurred by such Lender more than 90 calendar days prior to the date of delivery of such written notice.

         (b) Capital. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines (excluding, however, any capital rules heretofore adopted and issued by any governmental authority and presently in effect, but including any change in, or in the interpretation of, any of such capital rules), affects or would affect the amount of capital required or expected to be maintained by a Lender (or any corporation controlling a Lender) and the Lender determines that the amount of such capital is increased by or based upon the existence of such Lender's obligations hereunder and such increase has the effect of reducing the rate of return on such Lender's (or such Lender's controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Lender (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Company and Multicurrency Subsidiary Borrowers will pay to such Lender additional amounts sufficient to compensate such Lender (or such Lender's controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender reasonably determines to be allocable to the existence of its obligations hereunder; provided, that, the Company and the Multicurrency Subsidiary Borrowers shall not be required to pay such compensation to any Lender, to the extent such reduction is attributable to any such law, rule or regulations, or interpretation or administration thereof, or request or directive, as the case may be, that is not generally applicable to all banks organized under the same authority as such Lender (i.e., if the Lender is a nationally chartered bank, all nationally chartered banks). If a Lender seeks reimbursement, it shall give the Company, the Multicurrency Subsidiary Borrowers and the Agent written notice, and reasonable detail, of the law, rule or regulation, or interpretation or administration thereof, which may give rise to the increased cost and the reimbursement obligation of the Company and the Multicurrency Subsidiary Borrowers. Neither the Company nor the Multicurrency Subsidiary Borrowers shall be obligated to pay any such amount to the extent it was incurred by such Lender more than 90 calendar days prior to the date of delivery of such written notice.

         (c) Illegality and Impossibility.

                  (i) Repayment. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to any Lender, or any interpretation or administration thereof by any governmental authority (including the Board of Governors Reserve System) charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for such Lender to make, maintain or fund any Fixed Rate Advance at the Adjusted LIBOR Rate, Cost of Funds Rate, Adjusted euro Rate or Adjusted Dutch LIBOR Rate (as applicable) or fund Advances in euro or Dutch Guilders under this Agreement, the Company and the Multicurrency Subsidiary Borrowers shall, upon receipt of notice thereof from such Lender to the Company, the Multicurrency Subsidiary Borrowers and the Agent, repay in full to such Lender the then outstanding principal amount of such LIBOR Rate Advance, Cost of Funds Advance, euro Advance or Dutch Guilder Advance, as applicable, together with all accrued interest thereon to the date of payment and all amounts due to such Lender under Section 2.10(d),
(i) on the last day of the then current Loan Period applicable to the Advance if such Lender may lawfully continue to maintain such Advance at the applicable rate currency to such day, or (ii) immediately if such Lender may not continue to maintain such Advance at the applicable rate or currency to such day.

                  (ii) Conversion of Fixed Rate Advances to Floating Rate Advances. Notwithstanding Section 2.10(c)(i), if such Section would otherwise be applicable, but a Lender could lawfully maintain the Fixed Rate Advances at the Floating Rate then, during such period as such Lender cannot maintain the Fixed Rate Advances at the applicable rate, the Fixed Rate Advances shall bear interest at a per annum rate equal to the Floating Rate in effect from time to time. If all events or conditions making it unlawful or impossible for such Lender to maintain the Fixed Rate Advances at the applicable rate cease to exist, then the Fixed Rate Advances shall again bear interest at the applicable rate, commencing on the first day of the next Loan Period immediately following the date all such events and conditions so cease to exist.

         (d) Indemnity. If the Company or any Multicurrency Subsidiary Borrower fails to make any payment of principal or interest in respect of any Fixed Rate Advance when due or makes any payment or prepayment of the principal of any Fixed Rate Advance, for any reason, on any date other than the last day of the Loan Period applicable thereto or if the rate of interest with respect to any Fixed Rate Advance shall be converted from the applicable rate, pursuant to
Section 2.10(c), on a date other than the last day of the Loan Period applicable thereto, or if the Company or a Multicurrency Subsidiary Borrower, as applicable, fails to borrow any Fixed Rate Advance after requesting the same in accordance with this Agreement, the Company and the Multicurrency Subsidiary Borrowers shall reimburse the Lender upon written demand for any resulting loss or expense incurred by such Lender, including any loss incurred in obtaining, liquidating or employing deposits from third parties. Any written demand shall include a statement as to the amount of such loss or expense, and be prepared in good faith and in reasonable detail and shall be submitted by such Lender to the Company, the Multicurrency Subsidiary Borrowers and the Agent. Calculation of all amounts payable to a Lender under this Section with regard to Fixed Rate Advances shall be made as though such Lender shall have funded or committed to fund such through the purchase of an underlying deposit in an amount equal to such Advances and having a maturity comparable to such Advances; provided, however, that each Lender may fund the Fixed Rate Advances in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

         2.11 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Company, the Multicurrency Subsidiary Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Company, the Multicurrency Subsidiary Borrowers and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company, the Multicurrency Subsidiary Borrowers or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Company, the Multicurrency Subsidiary Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         2.12 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Company or any Multicurrency Subsidiary Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent's main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each of the Company and each Multicurrency Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, each of the Company and each Multicurrency Subsidiary Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.9, such Lender or the Agent, as the case may be, agrees to remit such excess to such Borrower.

         2.13 Canadian Interest Antidotes. (a) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of Canada are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by the laws of Canada. If the effective annual rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed 60% (or such other rate at the Parliament of Canada may determine from time to time as the criminal rate) on the credit advanced, then, (i) the amount of any charges for the use of money, expenses, fees, bonuses, commissions or other charges payable in connection therewith will be reduced to the extent necessary to eliminate such excess; (ii) any remaining excess that has been paid will be credited towards repayment of the principal amount; and (iii) any overpayment that may remain after such crediting will be returned forthwith on demand. In this paragraph the terms "interest," "criminal rate" and "credit advanced" have the meaning ascribed to them in Section 347 of the Criminal Code.

                                   ARTICLE III

                        CONDITIONS PRECEDENT TO ADVANCES

         3.1 Conditions for Initial Advances. The obligations of the Lenders or the Swing Line Bank to restructure the Existing Indebtedness and make any Advances or Swing Line Loans or issue any Letters of Credit on the Effective Date is subject to receipt by the Agent of the following documents and completion of the following matters, in form and substance satisfactory to the Agent and the Required Lenders, on or prior to the Effective Date:

         (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the State of Minnesota, the Territory of the Virgin Islands or the Kingdom of the Netherlands, as appropriate, listing all charter documents of the Company and each other Loan Party on file in that office and certifying as to the satisfactory status and corporate existence of the Company and each other Loan Party, together with copies of such charter documents of the Company and each other Loan Party certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer, respectively, of the Company and each other Loan Party. Also certificates of the appropriate authority or official in Ontario and each other jurisdiction in which the Company or any Multicurrency Subsidiary Borrower conducts a material portion of its business, certifying the current authority of the Company or such Multicurrency Subsidiary Borrower to transact business in such jurisdiction as a foreign corporation.

         (b) Bylaws and Corporate Authorizations. Copies of the bylaws of the Company and each other Loan Party together with all authorizing resolutions and evidence of other corporate action taken by the Company and each other Loan Party to authorize the execution, delivery and performance by the Company and each other Loan Party of this Agreement and the other Loan Documents and the consummation by the Company and each other Loan Party of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer, respectively, of the Company and each other Loan Party.

         (c) Incumbency Certificate. Certificates of incumbency of the Company and each other Loan Party containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and each other Loan Party in connection with this Agreement and the other Loan Documents and the consummation by such person of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer, of the Company and each other Loan Party, respectively.

         (d) Notes; Swing Line Note. (i) The Notes, executed and delivered by duly authorized officers of the Company and the Multicurrency Subsidiary Borrowers, as applicable. (ii) The Swing Line Note, executed and delivered by a duly authorized officer of the Company.

         (e) Guaranties. Reaffirmations by each Guarantor of its respective Guaranty in substantially the form of Exhibit 3.1(e).

         (f) Legal Opinions. The written opinion of counsel for the Company in the form of

Exhibit 3.1(f).

         (g) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorization, declarations, registrations or filings, if any, required on the part of the Loan Parties in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of each Loan Party.

         (h) Satisfaction of Legal Counsel. Satisfaction of legal counsel to the Agent with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to the Agent and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which the Agent or such legal counsel may reasonably request in connection with the consummation of such transactions.

         (i) Year 2000. Satisfactory evidence that each Loan Party and its respective Subsidiaries: (a) have made a full and complete assessment of its material Year 2000 Issues; (b) have a realistic and achievable program for remediating its material Year 2000 Issues, including a timetable and budget of anticipated costs; and (c) have a source of funds for any such anticipated costs as required in the budget.

         3.2 Further Conditions for Advances. The obligation of the Lenders or the Swing Line Bank to make any Advance, Swing Line Loan or issue any Letter of Credit is further subject to the satisfaction of the following conditions precedent on each Funding Date:

         (a) Representations True. The representations and warranties contained in Article IV of this Agreement shall be true and correct on and as of any Funding Date where (i)a Fixed Rate Advance or Swing Line Loan is advanced or extended or (ii)the aggregate principal amount of all Advances is increased (both before and after such Advance is made), as if such representations and warranties were made on and as of such date.

         (b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on such Funding Date (both before and after such Advance or Swing Line Loan is made).

         (c) No Material Adverse Event. Nothing shall have occurred since March 31, 1999 or, if later, the date of the audited financial statements most recently delivered to the Agent and the Lenders, which the Agent or the Required Lenders shall determine either (i) constitutes a Material Adverse Event or (ii) has, or may have, a material adverse effect on the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document.

         (d) Request for Advances. In the case of any Advance or Swing Line Loan, the Agent shall have timely received the request for Advance in accordance with Section 2.3 or Section 2.1(c), as applicable, in form and substance reasonably satisfactory to the Agent.

The Company and each applicable Multicurrency Subsidiary Borrower will be deemed to have made a representation and warranty to the Agent and the Lenders at the time of making of each Advance or Swing Line Loan to the effect set forth in clauses (a) and (b) of this Section 3.2. For purposes of this Section 3.2, the representations and warranties contained in Section 4.6 shall be deemed made with respect to the most recent financial statements delivered pursuant to
Section 5.1(d).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Company and each Multicurrency Subsidiary Borrower represents and warrants to the Agent and the Lenders as follows, on the Effective Date and on each Funding Date:

         4.1 Corporate Existence and Power. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business, and is in good standing, in all applicable jurisdictions where such qualification is necessary under applicable law and the failure to be so qualified would constitute a Material Adverse Event. Each Loan Party has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to which it is a party and to engage in the transactions contemplated by this Agreement.

         4.2 Corporate Authority. The execution, delivery and performance by the Company and each of the Multicurrency Subsidiary Borrowers of this Agreement and by the respective Loan Parties of the other Loan Documents have been duly authorized by all necessary corporate action does not require any approval or consent of, or any registration, qualification or filing with, any Governmental Authority or consent of any other Person, does not and will not conflict with, result in any violation of or constitute any default under, any provision of the Articles of Incorporation or By-laws or other corporate organizational documents of any Loan Party, any material agreement binding on or applicable to a Loan Party or any of its property, and are not in contravention of any law, Governmental Regulations, court decree or order, or By-laws, or of any contract or undertaking to which any Loan Party is a party or by which any Loan Party or its property may be bound or affected and have a Material Adverse Effect and do not result in the creation or imposition of any Lien.

         4.3 Binding Effect. This Agreement is, and each of the Loan Documents when delivered hereunder will be, the legal, valid, and binding obligations of each Loan Party, enforceable against the respective Loan Party in accordance with their respective terms.

         4.4 Subsidiaries. All Subsidiaries of the Company are listed on
Schedule 4.4, together with their jurisdiction of incorporation or formation and the ownership of their stock or other equity interests. The Company may from time to time submit updates to Schedule 4.4 to the Agent as appropriate to keep this representation correct. Ag-Chem Equipment International, Inc. has operations and assets worth no more than $10,000.

         4.5 Litigation. Except as set forth in Schedule 4.5, there is no action, suit or proceeding at law or equity, or before or by any Governmental Authority pending or, to the best of the Company's and each Multicurrency Subsidiary Borrower's knowledge, threatened against or affecting any Loan Party which if adversely decided might result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Company's and each Multicurrency Subsidiary Borrower's knowledge, there is no basis for any such action, suit or proceeding; and no Loan Party in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any Governmental Authority where the effect of such default would be a Material Adverse Event.

         4.6 Financial Condition. The financial statements listed in Schedule 4.6, copies of which have been furnished to the Lenders, fairly present, and the financial statements delivered pursuant to Section 5.1(d) will fairly present, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and the results of operations and cash flow of the Company and its consolidated Subsidiaries for the respective periods indicated, all in accordance with GAAP consistently applied (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since September 30, 1998. There is no undisclosed material Contingent Liability of any Loan Party, which if determined adversely to the Company and its consolidated Subsidiaries, would be a Material Adverse Event, that is not reflected in such financial statements or in the notes thereto. As of the date hereof, no Default or Event of Default exists.

         4.7 Use of Advances. The Company and the Multicurrency Subsidiary Borrowers will use the proceeds of the Advances for working capital and other general corporate purposes. Neither the Company nor any Multicurrency Subsidiary Borrower extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Swing Line Loan will be used by the Company or any Multicurrency Subsidiary Borrower for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for any such purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

         4.8 Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or any non-governmental person, including any creditor, lessor or shareholder of the Company or a Multicurrency Subsidiary Borrower, is required on the part of any Loan Party in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

         4.9 Taxes. Each Loan Party has filed all tax returns (federal, state and local) required by Governmental Regulations to be filed and have paid all taxes required to be paid, including interest and penalties, or has established adequate financial reserves on its books and records for payment thereof. Neither the Company nor any Multicurrency Subsidiary Borrower knows of any material proposed tax assessment or any basis therefor, has no knowledge of any objections to or claims for additional taxes by taxing authorities for subsequent years which could be a Material Adverse Event, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted to any Loan Party.

         4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, each Loan Party has a valid and indefeasible ownership interest in all of the properties and assets reflected in its balance sheet or subsequently acquired by it. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

         4.11 Compliance with Governmental Regulations. Each Loan Party is in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to it or its business or properties. Without limiting the generality of the foregoing, all Permits are in full force and effect, no notice of any violation with a potential liability in excess of $2,000,000 has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Company and the Multicurrency Subsidiary Borrowers, threatened to terminate, revoke or limit any such Permits.

         4.12 ERISA. The Company, its ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction or Reportable Event has occurred with respect to any such Plan. Neither the Company nor any of its ERISA Affiliates are an employer with respect to any Multiemployer Plan. Neither the Company nor any of its ERISA Affiliates has established, maintained or contributed to any Multiemployer Plan during the five (5) year period preceding the date of this Agreement. Neither the Company nor any of its ERISA Affiliates have taken any action or failed to take any action which, nor are there any other circumstances or events relating to any Multiemployer Plan the occurrence of which, would result in the imposition on the Company or any of its ERISA Affiliates of "withdrawal liability" within the meaning of Section 4201 of ERISA. The Company and its ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan; nor has the Company or its ERISA Affiliates engaged in a transaction which would subject it to tax, penalty, or liability for prohibited transactions imposed by ERISA or the Code. The execution, delivery and performance of this Agreement and the other Loan Documents does not constitute a Prohibited Transaction.

         4.13 Environmental and Safety Matters. Except as disclosed in Schedule 4.13:

         (a) Compliance. Each Loan Party, to the best of its knowledge, is in compliance with all Environmental Laws in jurisdictions in which it owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or holds or has held any interest in property, including the Company's or any Multicurrency Subsidiary Borrower's property, except where any non-compliance, individually or in the aggregate, reasonably would not be expected to result in a

Material Adverse Event.

         (b) No Notices. No claim or demand, whether brought by any Governmental Authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Company's or each Multicurrency Subsidiary Borrower's knowledge, threatened against any Loan Party, any property or any past or present operation of any Loan Party which could result in a Material Adverse Event.

         (c) Knowledge. Neither the Company nor any Multicurrency Subsidiary Borrower is aware of any existing violation or non-compliance of Environmental Laws at or about any property of a Loan Party, and neither the Company nor any Multicurrency Subsidiary Borrower has any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any property, activities at any property or Hazardous Materials at, from or affecting any property of a Loan Party and which reasonably would be expected to result in a Material Adverse Event or a liability in excess of $5,000,000. Neither the Company nor any Multicurrency Subsidiary Borrower is aware that it is the subject of any Governmental Authority investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials in the environment, and has not received any notice of any Hazardous Materials, or upon any of its properties, in violation of any Environmental Laws which, in either event, reasonably would be expected to result in a Material Adverse Event or a liability in excess of $5,000,000. No property of the Company or any Multicurrency Subsidiary Borrower, and to the best of the Company's and each Multicurrency Subsidiary Borrower's knowledge, no property of any Loan Party, appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Company's and each Multicurrency Subsidiary Borrower's knowledge, none of the property has been contaminated with substances which give rise to a clean-up obligation under any Environmental Law or common law, which in the aggregate are reasonably expected to cost the Loan Parties in excess of $5,000,000.

         (d) Release. No release, threatened release or disposal of Hazardous Materials is occurring or has occurred on, under or to any property, in which any Loan Party holds any interest or performs any of its operations, in violation of any Environmental Laws which reasonably could be expected to result in a Material Adverse Event or a liability in excess of $5,000,000.

         4.14 Investment Company Act; Unregistered Securities. Neither the Company nor any Multicurrency Subsidiary Borrower is an "investment company," or "principal underwriter," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         4.15 Public Utility Holding Company. Neither the Company nor any Multicurrency Subsidiary Borrower is a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.16 Disclosure. No report or other information furnished in writing by or on behalf of the Agent or any Lender in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished the Agent or any Lender by or on behalf of any Loan Party in connection with the transactions contemplated hereby, including any Advances or Swing Line Loans made hereunder, contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to the Company or any Multicurrency Subsidiary Borrower which materially and adversely affects, or which in the future could be expected to materially and adversely affect, the business, properties, operations, condition, financial or otherwise, or prospects of any Loan Party, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent by or on behalf of any Loan Party in connection with the transactions contemplated hereby.

         4.17. Year 2000 Issues. Each Loan Party and each of its respective Subsidiaries has made a full and complete assessment of its material Year 2000 Issues and has a realistic and achievable program for remediating such Year 2000 Issues on a timely basis. Based on this assessment and program, neither a Loan Party nor any of its Subsidiaries reasonably anticipates any material adverse effect on its operations, business or financial condition as a result of Year 2000 Issues.


                                    ARTICLE V

                                    COVENANTS

         5.1 Affirmative Covenants. Each of the Company and the Multicurrency Subsidiary Borrowers covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the Swing Line Note and the payment or performance of all other Obligations, and unless the Required Lenders otherwise consent in writing, the Company and each Multicurrency Subsidiary will, and will cause each Loan Party to:

         (a) Preservation of Corporate Existence, Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable Governmental Regulations and where the failure to be so qualified reasonably could be expected to constitute a Material Adverse Event, and the Permits (including those required under Environmental Laws), and intellectual property material to the conduct of its businesses; and defend all of the foregoing against all claims by or before any Governmental Authority.

         (b) Compliance with Laws, Etc. Comply in all material respects with all applicable Governmental Regulations (including ERISA, the Code and Environmental
Laws) in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same will become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company and the Multicurrency Subsidiary Borrowers.

         (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needed and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it reasonably will deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as reasonably may be requested by the Agent for purposes of assuring compliance with this Section 5.1(c).

         (d) Reporting Requirements. Furnish to the Agent and each Lender the following:

                  (i) promptly and in any event within three Business Days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation or Governmental Authority investigation against, by or affecting a Loan Party or any of its properties or business operations in which the damages claimed could exceed $2,000,000 or which is otherwise material (other than litigation where insurance insures against the damages claimed and the insurer has assumed defense of the litigation), and any material developments therein, or (C) any development in the business or affairs of any Loan Party which has resulted in or which is likely, in the reasonable judgment of the Company, to result in a Material Adverse Event, a statement of the Chief Financial Officer of the Company setting forth details of such Default or Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

                  (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the unaudited financial statements of the Company and its consolidated Subsidiaries, consisting of a balance sheet as of the close of such period and related statement of earnings for the period commencing at the end of the previous fiscal year and ending with the end of such quarter on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the Chief Financial Officer of the Company as having been prepared in accordance with GAAP, together with a certificate of the Chief Financial Officer of the Company stating that (A) no Default or Event of

Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) a computation (which computation will accompany such certificate and will be in reasonable detail) showing compliance with Sections 5.2(a), (b) and (c) in conformity with the terms of this Agreement. The financial statements described in Section 5.1(d)(ii) will be accompanied by a certificate signed by the Company's Chief Financial Officer stating that, to the best of his or her knowledge, such unaudited financial statements fairly present the Company's financial position as of the date and for the period covered subject, however, to year-end adjustments which, in the aggregate, are not materially adverse and are not likely to result in a Material Adverse Event.

                  (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company and its consolidated Subsidiaries and the related statements of operations, stockholder's equity and cash flow, for such fiscal year on a consolidated or consolidating basis, with a customary audit report of independent certified public accountants selected by the Company and acceptable to the Agent, without qualifications unacceptable to the Agent, together with a certificate of the Chief Financial Officer of the Company stating that (A) no Default or Event of Default has occurred or is continuing, or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) a computation (which computation will accompany such certificate and will be in reasonable detail) showing compliance with Sections 5.2(a) and (b), (c) in conformity with the terms of this Agreement;

                  (iv) promptly after receipt thereof by the Company, copies of any audit or management reports submitted to it by independent accountants in connection with any audit, interim audit or other report submitted to the board of directors (or other governing body) of the Company;

                  (v) promptly after the same are available, copies of each annual report, proxy or financial statement or other communication sent to the Company's stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.; and,

                  (vi) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries as the Agent or any Lender from time to time reasonably may request.

         (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit the Agent, the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and to discuss the affairs, finances and accounts of such person with their respective directors, officers, employees and independent auditors, and by this provision each of the Company and each Multicurrency Subsidiary

Borrower does hereby authorize the same and (ii) permit the Agent or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets. The Agent and the Lenders agree that they will endeavor to provide prior written notice of any such visit or audit, provided, however, the failure to give such notice will not affect the rights of the Agent and the Lenders under this Section 5.1(e).

         (f) Compliance with Environmental Laws; Hold Harmless and Indemnification. Timely comply with all applicable Environmental Laws, except where any such noncompliance, individually or in the aggregate, reasonably would not be expected to result in a Material Adverse Event. Each of the Company and each Multicurrency Subsidiary Borrower hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, and all costs and expenses incurred in connection herewith (including attorney's fees and expenses), caused directly or indirectly, in whole or in part, by (i) the presence on or under any of the Company's or other Loan Party's properties, of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from, or (ii) any activity carried on or undertaken on or off any property, whether prior to the Effective Date or whether by a Loan Party or any predecessor entity, or any employees, agents, contractors or subcontractors of a Loan Party or any predecessor entity, or any third persons at any time present on any property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under any property.

         (g) Further Assurances. Execute and deliver promptly after request therefor by the Agent, all documents, and instruments and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Lenders under this Agreement and the other Loan Documents.

         (h) Year 2000. Each Loan Party and its each of its respective Subsidiaries will take all actions reasonably necessary to assure that the Year 2000 Issues will not have a Material Adverse Effect on the business operations or financial condition of the Loan Parties and their respective Subsidiaries. Each Loan Party and its respective Subsidiaries will provide the Lenders with a copy of their respective Year 2000 programs, including updates and progress reports upon request. Each Loan Party and its respective Subsidiaries will advise the Lenders of any reasonably anticipated Material Adverse Effect as a result of Year 2000 Issues.

         (i) Payment of Taxes and Claims; Tax Consolidation. Each of the Company and the Multicurrency Subsidiary Borrowers shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 5.2(e)) upon any of the Company's, any Multicurrency Subsidiary Borrower's or any other Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause
(i) above or claims referred to in clause

(ii) above (and interest, penalties, fines or other amounts relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

         5.2 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the Swing Line Note and the payment and performance of all other Obligations, and unless the Required Lenders otherwise consent in writing, neither the Company nor any Multicurrency Subsidiary Borrower will, nor will any of the foregoing permit any Loan Party to:

         (a) Tangible Net Worth. Permit or suffer Tangible Net Worth to be, at any time after the Effective Date, less than the sum of (i) $57,500,000, plus
(ii)the net amount of any proceeds from the sale of the Company's equity interests received by the Company after the Effective Date, plus (iii)fifty percent (50%) of annual Net Income accumulated from September 30, 1998, beginning with the calculation for the year ending September 30, 1999; provided, however, that no deduction will be made for any fiscal year where net income is less than zero and any loss will not reduce any amount added for any other fiscal year.

         (b) Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of Total Liabilities to Tangible Net Worth to exceed (i) 2.75 to 1.0 at the end of each fiscal quarter ending on June 30 or September 30, or (ii) 3.25 to 1.00 at the end of each fiscal quarter ending on December 31 or March 31.

         (c) Interest Coverage Ratio. Permit or suffer the Interest Coverage Ratio to be less than (i) 2.25 to 1.0 from the Effective Date through September 30, 1999 and (ii) 2.50 to 1.0 from October 1, 1999 through the Termination Date.

         (d) Indebtedness. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                  (i) the Advances and indebtedness under the Short Term Credit Agreement (and any guaranties thereof);

                  (ii) Indebtedness to persons (including guaranties of Indebtedness) other than the Lenders under this Agreement, as described on
Schedule 5.2(d), having the same material terms as those existing on the date of this Agreement, and provided, that (i) with respect to the indebtedness outstanding to Mass Mutual and Prudential Insurance, or their permitted successors or assigns, any extension, renewal or replacement thereof (including by a different person) not to exceed the original principal amount of such loan, on an unsecured basis and at the then prevailing market terms, and (ii) with respect to any other indebtedness described on Schedule 5.2(d), any extension, renewal or replacement thereof (but without increase in the principal amount outstanding at the time of such extension, renewal or replacement);

                  (iii)    Indebtedness secured by Permitted Liens;

                  (iv) Indebtedness of up to $1,000,000 from state or local governmental authorities or sub-divisions thereof or local development authorities, provided that so long as any Default or Event of Default shall exist and be continuing, such indebtedness may not be increased above the amount existing at the time of such Default or Event of Default;

                  (v) Subordinated Debt which is acceptable to the Required Lenders in their sole discretion, including the terms of the subordination agreement covering the Subordinated Debt;

                  (vi) guaranties of Indebtedness which in the aggregate do not exceed $1,000,000 at any time or other indebtedness not to exceed $500,000 at any time (to the extent such guaranties or indebtedness is not permitted under clause(ii) above); provided that so long as any Default or Event of Default shall exist and be continuing, such guaranties may not be increased from the guaranties existing at the time of such Default or Event of Default;

                  (vii) Indebtedness of one Loan Party or a subsidiary thereof to another Loan Party or a subsidiary thereof; and

                  (viii) any interest rate or currency swap, rate, cap, or similar transactions entered into with a Lender or any of its affiliates.

         (e) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of any Loan Party other than:

                  (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                  (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which a Loan Party is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of such Loan Party, or surety, customs or appeal bonds to which such Loan Party is a party;

                  (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of any Loan Party;

                  (iv) each Lien described in Schedule 5.2(e) which may be suffered to exist upon the same terms as those existing on the date hereof, and any extension, renewal or replacement thereof (but without increase in the principal amount secured thereby outstanding at the time of such extension, replacement, or renewal and provided such Liens will not extend to cover any additional property);

                  (v) Liens resulting from any action, suit, proceeding, appeal or contest at law or equity brought in good faith by or against the Company or a Multicurrency Subsidiary Borrower before a Governmental Authority within the European Union;

                  (vi) purchase money Liens upon or in property of a Loan Party, provided, however, that no such Lien will extend to or cover any other property of any Loan Party and the amount of any such Lien will not exceed the purchase price of the related collateral; and

                  (vii) Liens pursuant to any Capital Lease under which a Loan Party is the lessee.

         (f) Merger; Purchase of Assets; Acquisitions; Etc. Other than the New Holland Venture, purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person or merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person, if any combination of the aforementioned, in the aggregate, exceeds $5,000,000 in any fiscal year; provided, that this Section 5.2(f) will not prohibit any merger or consolidation solely between or among (i) the Company and any Subsidiary, so long as the Company is the surviving person of such merger or consolidation or
(ii) Ag-Chem Europe, B.V. and any of its Subsidiaries, so long as Ag-Chem Europe, B.V. is the surviving person of such merger or consolidation.

         (g) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms, which for purposes of this Section 5.2(g), shall include any sales of inventory by the Company to the New Holland Venture, and sales of obsolete or damaged material or equipment, (ii) the sale of all or part of Ag-Chem Equipment Co International Corp, a Virgin Islands corporation,
(iii) transfers from one Loan Party to another Loan Party, (iv) intellectual property owned and licensed by the Company in the ordinary course of business, provided that for purposes of this clause (iv) "ordinary course" shall be defined as the ordinary course of business for the Company in the particular geographic region in which such intellectual property is being licensed, (v) transfers of assets from any Loan Party to any subsidiary thereof, irrespective of whether such subsidiary is a Loan Party, so long as the aggregate dollar value of such transfers in any fiscal year does not exceed $5,000,000 and (vi) other sales of assets (excluding assets sold in connection with the New Holland Venture) not to exceed $3,000,000 in the aggregate for all Loan Parties during any fiscal year of the Company; provided that so long as any

Default or Event of Default shall exist and be continuing, no sales or transfers under clauses (ii), (iii) or (v) above may be made beyond those contracted for at the time of such Default or Event of Default.

         (h) Fiscal Year. Change its fiscal year end from September 30.

         (i) Investments. Make, commit to make or permit to exist any loans, investments, advances or extensions of credit to any person, firm or corporation, other than: (i) Cash Equivalents, (ii) loans not to exceed $500,000 at any time outstanding and travel advances extended to officers and employees of a Loan Party in the ordinary course of business, (iii)investments existing on the Effective Date in Subsidiaries that are not Loan Parties, (iv) investments by the Company or any Multicurrency Subsidiary Borrower in other Loan Parties,
(v) loans from one Loan Party to another Loan Party, (vi) loans or extensions of credit granted in the ordinary course of business to purchasers or lessees of a product sold or leased by a Loan Party, which for purposes of this Section 5.2(i), shall include any loans or extensions of credit to the New Holland Venture as a purchaser of products sold by a Loan Party, so long as neither the Company nor any Multicurrency Subsidiary Borrower is in violation of the financial covenants in this Agreement, (vii) investments related to the New Holland Venture; provided that such investments do not exceed $2,000,000 in calendar year 1999 and do not exceed $500,000 in any calendar year thereafter; provided, further, that, for purposes of this clause (vii), "investments" shall include any transfer of any assets by the Company to the New Holland Venture, or
(viii) other investments which in the aggregate do not exceed $3,000,000 in any fiscal year of the Company.

         (j) Capital Expenditures. Make Capital Expenditures on an aggregate basis for all Loan Parties during any fiscal year of the Company in excess of $20,000,000.

         (k) Transactions with Affiliates. Enter into, or permit or suffer to exist, or be a party to, other than the New Holland Venture, any transaction or arrangement, including the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate that is not a Loan Party or any director or officer of any Loan Party, except in the ordinary course of and pursuant to the reasonable requirements of the Loan Party's business and upon fair and reasonable terms which are no less favorable to such Loan Party than could be obtained in a comparable arms-length transaction with a person not an Affiliate or a director or officer of the Loan Party.

         (l) Dividends. Declare or pay dividends or make other stockholder distributions or redemptions of its capital stock, or commit to make any distribution of cash or property to its shareholders at any time after the Effective Date; provided, however, that so long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default would occur upon payment of such amounts, (i) the Company may pay cash dividends or dividends paid solely in shares of the Company, and (ii) the Company may repurchase or redeem shares of its capital stock for an amount not to exceed $3,000,000 per fiscal year.

         (m) Corporate Documents. Neither the Company nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in its respective articles of incorporation and by-laws (or the equivalents thereof) as in effect on the date hereof that is reasonably likely to result in a Material Adverse Effect, without the prior written consent of the Required Lenders.

                                   ARTICLE VI

                                     DEFAULT

         6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Lenders or the Required Lenders, as applicable pursuant to Section 8.1:

         (a) Nonpayment. The Company or any Multicurrency Subsidiary Borrower, as applicable, shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) the outstanding principal balance of the Notes or the Swing Line Note, or (ii) more than five Business Days after the due date, any interest on the Notes or the Swing Line Note, or (iii) more than thirty days after the due date, any fees due the Agent or any Lender or any other Obligations payable hereunder, or (iv)any principal amount under the Short Term Credit Agreement when due, or any interest due the Agent or the Lenders under the Short Term Credit Agreement more than five Business Days after the due date, or (v) any fees or other Obligations due the Agent or the Lenders under the Short Term Agreement more than thirty days after the due date.

         (b) Misrepresentation. Any representation or warranty made by the Company or any Loan Party in Article IV or in any other Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Loan Party in connection with this Agreement or the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

         (c) Certain Covenants. Any term, covenant or agreement contained in
Section 5.2 shall be breached and such breach shall not have been cured.

         (d) Other Defaults. Any term, covenant or agreement contained in this Agreement (other than those defaults described in other subsections of this Section 6.1) or any other Loan Document shall be breached, and any such breach shall remain unremedied for 30 calendar days after the Company or any Subsidiary (including any Multicurrency Subsidiary Borrower) becomes aware thereof, or there exists and is continuing an Event of Default under the Short Term Credit Agreement.

         (e) Cross Default. The Company or any Loan Party fails to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement, including the Notes, the Swing Line Note and the Obligations of the Company), after expiration of any applicable period of grace provided with respect thereto, which individually, or together with other such Indebtedness as to which any such failure exists, has an aggregate outstanding principal amount in excess of $3,000,000; or the Company or any Loan Party fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such

Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, and such failure has not been waived by such third party, and after expiration of any applicable period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii)to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company or any Multicurrency Subsidiary Borrower.

         (f) Judgments. One or more judgments, judicial or administrative orders or arbitration award for the payment of money in an aggregate amount of $5,000,000 or more which is not covered by insurance shall be rendered against the Company or any other Loan Party, or any other judgment, judicial or administrative order or arbitration award (whether or not for the payment of money) shall be rendered against or shall affect the Company or any other Loan Party which causes or could reasonably be expected to cause a Material Adverse Event, and either (i)such judgment or order shall have remained unsatisfied and the Company or the Loan Party shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action, or, if such action shall have been taken, a final order denying such stay shall have been rendered and such judgment or order shall remain unsatisfied for 15 days thereafter, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.

         (g) ERISA. The occurrence of a Reportable Event that results in liability of the Company or any of its ERISA Affiliates to the PBGC or to any Plan in excess of $5,000,000 which results or could reasonably be expected to result in a Material Adverse Event and such Reportable Event is not corrected within 30 days after notice to any Loan Party the occurrence thereof; or the occurrence of any Reportable Event which constitutes grounds for termination of any Plan of the Company or any of its ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within 30 days after the occurrence thereof; or the filing by the Company or any of its ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan which termination would or could reasonably be expected to result in a Material Adverse Event; or the Company or any of its ERISA Affiliates shall fail to pay when due any liability in excess of $5,000,000 to the PBGC or to a Plan and such failure is not corrected within 30 days after notice to any Loan Party thereof, or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company or any of its ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in liability in excess of $5,000,000 of the Company or any of its ERISA Affiliates, any Plan of the Company or any of its ERISA Affiliates or any fiduciary of any such Plan; or failure by the Company or any of its ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in liability in excess of $5,000,000 of the Company or any of its ERISA Affiliates to the PBGC or any Plan and such failure is not corrected within 30 days after notice to any Loan Party thereof; or the withdrawal f the Company or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA which results or could reasonably be expected to result in a Material Adverse Event; or the occurrence of events or circumstances, including action taken or omitted to be taken by the Company or any of its ERISA Affiliates, with regard to a Multiemployer Plan which results or could reasonably be expected to result in the imposition to the Company or any of its ERISA Affiliates of "withdrawal liability" within the meaning of Section 4201 of ERISA and such imposition of withdrawal liability would or could reasonably be expected to result in a Material Adverse Event.

         (h) Insolvency, Etc. Any Loan Party shall be dissolved or liquidated (other than a dissolution or liquidation of Ag-Chem Equipment Co International Corp, a Virgin Islands corporation or any other Loan Party whose total revenues constitute less than five percent (5%) of the Company's consolidated total revenues during the term of this Agreement) or any judgment, order or decree therefor shall be entered, or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against any Loan Party any proceeding or case seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such a proceeding is instituted against any Loan Party and is being contested by such person in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 120 days, or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

         (i) Change of Control. The Company shall cease to own 85% of the capital stock of the Guarantors (to the extent a Guarantor's existence has not ceased) and the Multicurrency Subsidiary Borrowers or Alvin E. McQuinn, members of his immediate family and trusts for the benefit of Alvin E. McQuinn or members of his immediate family shall cease to own, in the aggregate beneficially and of record, at least 40% of the outstanding capital stock of the Company; provided, however, that any capital stock of any Guarantor or Multicurrency Subsidiary Borrower not owned by the Company shall be owned by one or more members of the management of one of the Loan Parties.

         (j) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, the validity or enforceability thereof or hereof shall be contested by any Loan Party, any or any stockholder of the Company, shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

         6.2 Remedies.

         (a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Required Lenders will, by notice to the Company and the Multicurrency Subsidiary Borrowers terminate the Commitments and the Swing Line Commitment or declare the outstanding principal of, and accrued interest on, the Notes, the Swing Line Note and all other Obligations to be immediately due and payable, or both; whereupon the obligations of the Agent and Lenders to make Advances or Swing Line Loans and issue Letters of Credit shall immediately terminate and all such amounts shall become immediately due and payable, or both; provided, however, that, upon the occurrence of any event or condition described in Section 6.1(h), the obligations of the Agent and Lenders to make Advances and Swing Line Loans and issue Letters of Credit shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

         (b) Other Remedies. Upon (x) the occurrence and during the continuance of any Event of Default, the Agent may, and upon the direction of the Required Lenders will, and (y) upon the termination of the Commitments and the Swing Line Commitment and acceleration of the Obligations any Lender may, exercise and enforce any and all other rights and remedies available to them, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by the Agent or such Lender, including suit in equity, action at law, or other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law. All monies received by the Agent or any Lender from the exercise of any of such rights or remedies shall, unless otherwise required by applicable law, be applied as follows:

                  (i) first, to the payment of all expenses (to the extent not paid by the Company and the Multicurrency Subsidiary Borrowers) incurred by the Agent or any Lender in connection with the exercise of such rights or remedies, including all costs and expenses of collection, reasonable attorneys' fees and court costs, all costs incurred by the Agent or any Lender directly or indirectly in carrying out the terms, covenants and agreements of the Company and the Multicurrency Subsidiary Borrowers contained in this Agreement or any of the other Loan Documents, together with interest thereon as provided herein, and all other costs and expenses described in Section 8.5;

                 (ii) next, to the payment of any outstanding fees due under Sections 2.1(e) and 2.4(e);

                  (iii) next, to the payment of interest then accrued and unpaid on the Notes and the Swing Line Note;

                  (iv) next, to the payment of the principal balance then owing on the Notes and the Swing Line Note;

                  (v) next, to all of the other Obligations; and

                  (vi) surplus, if any, unless a court of competent jurisdiction decrees otherwise, to the Company or any Multicurrency Subsidiary Borrower, as applicable.

         (c) Cash Cover. Each of the Company and the Multicurrency Subsidiary Borrowers hereby agrees, in addition to the other provisions of this Section 6.2, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent or the Required Lenders, pay (and, in the case of any Event of Default specified in Section 6.1(h) forthwith, without any demand or the taking of any other action by the Agent or the Lenders, it shall pay) to the Agent an amount in immediately available funds (which funds shall be held as collateral) equal to the then aggregate amount available for draw under all Letters of Credit outstanding at the time.


                                   ARTICLE VII

                                    THE AGENT

         The Lenders and the Agent agree among themselves, and each of the Company and the Multicurrency Subsidiary Borrowers hereby consents, as follows:

         7.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement or the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent is expressly authorized as agent to enforce, on behalf of the Lenders, all rights and remedies available to it or the Lenders under this Agreement, any other Loan Document or applicable law. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and under the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be trustee for, or otherwise have a fiduciary relationship in respect of, any Lender. The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure by any Loan Party to perform any of its obligations hereunder or under any other Loan Document. The Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. Neither the Agent nor any of its Affiliates, directors, officers, employees, attorneys or agents shall be liable or responsible for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct.

         7.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Lenders or the Required Lenders, as the case may be.

         7.3 Rights as a Lender. With respect to its Commitment, Swing Line Commitment, Notes, and Swing Line Note, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Agent. Unless otherwise prohibited under this Agreement, the Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with, the Company or any of its Affiliates as if it were not acting as an agent and an Agent may accept fees and other consideration from the Company or any of its Affiliates for services in connection with this Agreement, any other Loan Document or otherwise without having to account for the same to the Lenders (except as to the payment of the commitment fees or other consideration as expressly provided in this Agreement).

         7.4 Indemnification. The Lenders agree to indemnify the Agent, the Canadian Lender and the London Agent (to the extent not reimbursed by the Company or the Multicurrency Subsidiary Borrowers under Section 8.5), ratably in accordance with each Lender's pro rata share of the aggregate Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against the Agent, the Canadian Lender or the London Agent in any way relating to or arising out of its duties under this Agreement or any other Loan Document or the transactions contemplated hereby (including the costs and expenses which the Company or the Multicurrency Subsidiary Borrowers are obligated to pay under Sections 8.5) or the enforcement of any of the terms hereof or of any such other documents, or pursuant to any other instructions approved by the Lenders, or the Required Lenders, as the case may be; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such agent.

         7.5 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Multicurrency Subsidiary Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under Section 7.6(b), the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Loan Party or any other person which may come into its possession.

         7.6 Duties of Agent.

         (a) General. In carrying out the agency under this Agreement and the other Loan Documents, the Agent and the other Advancing Agents shall have only the duties and responsibilities specifically set forth in this Agreement and, in performing such duties and responsibilities, the Agent and the other Advancing Agents shall exercise the same degree of care as they would if the Advances or the Swing Line Loans, as applicable, were entirely for its own account, but, unless the Agent has actual knowledge thereof, the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default or any Default, and need not take or continue any action with respect thereto or towards the enforcement of this Agreement, the Notes, the Swing Line Note or the other Loan Documents, nor prosecute or defend any suit with respect to this Agreement, the Notes, the Swing Line Note or the other Loan Documents unless directed to do so by the Required Lenders and unless it is indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action.

         (b) Notices. The Agent shall provide the following notices or other information to the Lenders: (i)notices of requests for Advances received from the Company or any Multicurrency Subsidiary Borrower which shall be given by the Agent to each Lender no later than one half hour after the deadline for the Type of Advance has lapsed, on the Business Day such notice is received by the Agent (provided such notice is received by the Agent by such deadline specified in Section 2.2 (b) above); (ii)notices of any requests by the Company and the Multicurrency Subsidiary Borrowers for consents, waivers or amendments under this Agreement or any of the other Loan Documents, promptly after receipt thereof by the Agent from the Company and the Multicurrency Subsidiary Borrowers; (iii)summary of the results of each audit or any comprehensive field audit conducted by the Agent and, if so requested by any Lender, access to the complete audits, promptly after completion thereof by the Agent; (iv)copies of any financial statements furnished by the Company to the Agent and not otherwise furnished to the Lenders hereunder, promptly after receipt by such Agent; and
(v) notice of the occurrence of a Default or an Event of Default, promptly after the Agent receives notice thereof from the Company, a Multicurrency Subsidiary Borrower or a Lender or otherwise has actual knowledge thereof. In connection with the foregoing, the Agent shall be entitled to assume that each of the Company and the Multicurrency Subsidiary Borrowers has given to the Lenders all notices, financial statements and other information required to be furnished by the Company and the Multicurrency Subsidiary Borrowers to the Lenders under this Agreement or any other Loan Document and shall not be required to duplicate such notices, financial statements or other information (x) other than notices of a Default or Event of Default and any request for a waiver or amendment of any negative covenant hereunder, and (y) unless the Agent has received notice from a Lender that the Company or a Multicurrency Subsidiary Borrower has failed to deliver specified items to such Lender. Notwithstanding anything in this Section 7.6(b) to the contrary, the Agent shall not have any liability to the Lenders for failure to provide any notices or other information as specified above, other than due to gross negligence or willful misconduct.

         7.7 Successor Agent. The Agent and the other Advancing Agents may resign at any time by giving written notice thereof to the Lenders, the Company, and the Multicurrency Subsidiary Borrowers. Upon any such resignation, the Required Lenders shall, have the right to appoint a successor Agent (or Advancing Agent, as applicable); provided, however, that so long as an Event of Default shall not have occurred and be continuing, upon any such resignation, the Company shall, with the consent of the Required Lenders (which consent shall not be unreasonably withheld), have the right to appoint any Lender as a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders or the Company, as the case may be, and shall have accepted such appointment, within thirty (30) days after the retiring agent's giving of notice of resignation, then the retiring agent may, on behalf of the Lenders, appoint a successor agent, which may be (i) any Lender, or (ii) any other commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 (or any affiliate thereof qualified to fulfill the obligations of the Canadian Lender or the London Agent, as applicable). Upon the acceptance of its appointment as an agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After any retiring agent's resignation hereunder as agent, the provisions of this Article shall inure to its benefits as to any actions taken or omitted to be taken by it while it was an agent.

         7.8 Nature of Advances. Each Lender represents and warrants to the Company, each Multicurrency Subsidiary Borrower, the Agent and the other Lenders that the Advances, the Swing Line Loans, the Notes, or the Swing Line Note to be delivered to it hereunder will evidence loans made in the ordinary course of its commercial banking business and will be acquired for itself for investment and not with a view to any distribution thereof, subject, nevertheless, to the disposition of its property being at all times within its control. The Agent may for all purposes treat the Lender to which any Note or Swing Line Note, as applicable, is issued as the holder of such Note or Swing Line Note, as applicable, unless the Agent shall have been notified in writing by such Lender of its sale or disposition of such Note or Swing Line Note, as applicable, and the name and address of the new holder.

         7.9 Default Interest. If either the Agent or any of the Lenders shall fail to pay any amounts required to be paid by it (the party so failing to make payment is referred to in this Section 7.9 as the "Defaulting Party") to another Lender or to the Agent (the party entitled to receive such amount is referred to in this Section 7.9 as the "Payee") under this Agreement when due or within ten days after demand for payment has been made by Payee, then the Defaulting Party shall pay to Payee interest on the amount not so paid when due, at a per annum rate equal to the Federal Funds Rate plus three percent (3%) per annum, from the tenth day after such demand is made by Payee until payment is received by Payee, in addition to any other rights or remedies available to Payee under this Agreement or applicable law.

         7.10 Limited Purpose of Certain Provisions. The provisions of Article VII, except for Section 7.7, are solely for the benefit of the Agent and the Lenders and for the limited purpose of defining certain terms of their respective relationship under this Agreement and the other Loan Documents. Except with regard to the right to consent to any successor agent in accordance with Section 7.7, neither the Company nor any other Loan Party shall have any right, benefit or interest under, or because of the existence of, such provisions nor shall such provisions (or the failure of the Agent or any of the Lenders to comply with any of such provisions) affect the obligations of the Loan Parties under this Agreement or any other Loan Document.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Waivers, Amendments, etc.

         (a) General. No provision of this Agreement or any other Loan Document may be modified, waived or amended except by an instrument or instruments signed by the Company, the Multicurrency Subsidiary Borrowers and the Required Lenders, except that any provision of Article VII may not be amended without the signature of the Agent and any provision of Article VII (excluding Section 7.7) may be modified, amended or waived without the signature of the Company or the Multicurrency Subsidiary Borrowers and provided that, except by an instrument in writing executed by all of the Lenders, no such modification, amendment or waiver shall:

                  (i) authorize or permit the extension of time or times of payment of the principal of, or interest on, the Notes or the Swing Line Note, or any one of them, or the reduction in principal amount thereof or the rate of interest thereon, or any other modification in the terms of payment of principal of or interest on the Notes or the Swing Line Note or the assignment of the rights or obligations of the Company or any Multicurrency Subsidiary Borrower thereunder or under any Note or Swing Line Note or any other Loan Document or the release of any guaranty for the Obligations;

                  (ii) amend or change the aggregate Tranche A Commitments or the respective amounts of the Lenders' respective Commitments, or reduce the percentage amount which constitute the Required Lenders, or change the terms of this Section 8.1;

                  (iii) amend or change any of the Loan Documents so as to materially impair the rights of the Lenders thereunder; or

                  (iv) authorize or permit the reduction in the amount of any of the fees required to be paid to the Lenders under this Agreement or change the due date of any such fees.

         In the event that any Lender does not consent to any revision or amendment for which the consent of all Lenders is required pursuant to this
Section 8.1 ("Nonconsenting Lender"), the Company shall have the option to request the Agent to replace such Nonconsenting Lender. The Agent may thereafter cause the outstanding Advances and Commitment of the Nonconsenting Lender to be purchased and replaced by a new lender, including without limitation, any of the Lenders and such Nonconsenting Lender must execute all assignments and other transfer documents reasonably requested by the Agent to accomplish such replacement.

         8.2 Notices.

         (a) General. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered, telecopied or sent to the Company, the Multicurrency Subsidiary Borrowers, the Agent or the Lenders to the applicable Address set forth on the signature page attached hereto, or to such other address as may be designated by one of the Lenders, the Agent, the

Company, or any Multicurrency Subsidiary Borrower by written notice to the other parties.

         (b) Receipt of Notices. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, upon receipt of such mailing, or if deposited with an expedited courier service such as "Federal Express" or "Purolator", upon receipt which will be presumed to be on the Business Day following such deposit, or if telecopied, on the Business Day on which such telecopy is confirmed as having been received, in all cases, addressed to the respective address set forth on the signature page attached hereto, or as may otherwise be designated in accordance herewith.

         (c) Notices of Termination or Prepayment. Notices by the Company to the Agent with respect to terminations or reductions of the Tranche A Commitments or the Tranche B Commitment or the Swing Line Commitment and notices of prepayment, each pursuant to the terms of this Agreement, shall be irrevocable and binding on the Company and the Multicurrency Subsidiary Borrowers.

         (d) Telephonic Notices. Any notice to be given by the Company or any Multicurrency Subsidiary Borrower to the Agent pursuant to Section 2.2 and any notice to be given by the Agent or any Lender hereunder, may be given by telephone, to be confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the President, Chief Executive Officer or Chief Financial Officer of the Company and by the loan officer then administering this Agreement or his or her supervisor with respect to the Agent and the Lenders.

         8.3 No Waiver by Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder or under this Agreement or any other Loan Documents shall operate as a waiver of such rights, power or privilege or otherwise prejudice their rights and remedies hereunder or under this Agreement or any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Lenders under this Agreement or under any other Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to the Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Agent or the Lenders and, unless contrary to the express provisions of this Agreement or the other Loan Documents, irrespective of the occurrence or continuance of any Default or Event of Default.

         8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company and/or any other Loan Party made herein, to any other Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any other Loan Party in connection with this Agreement or any other Loan Document shall be deemed to be material and to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by the Agent or in any Lender's behalf, and those covenants and agreements of the Company and the Multicurrency Subsidiary Borrowers set forth in Section 8.5 shall survive the repayment in full of the Obligations and the termination of the Commitments and the Swing Line Commitment.

         8.5 Expenses; Indemnification. Each of the Company and the Multicurrency Subsidiary Borrowers agrees to pay, or reimburse the Agent and the Lenders for the payment of, on demand: (a) the reasonable fees and expenses of counsel to the Agent, including the reasonable fees and expenses of Sidley & Austin, in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents, any documents or instruments prepared prior to the Effective Date and the consummation of the transactions contemplated hereby, and in connection with advising the Agent and the Lenders as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith; and
(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes, the Swing Line Note and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees; and (c) all reasonable costs and expenses of each Lender (including reasonable fees and expenses of counsel and when incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement, the Notes, the Swing Line Note or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

         8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Company nor any Multicurrency Subsidiary Borrower may assign or transfer its rights hereunder without the prior written consent of all the Lenders and no Lender may assign any portion of its Advances, Notes or Commitment to any other person other than an Affiliate of such Lender, any other Lender hereunder or the Federal Reserve Board without (a) the prior written consent of the Agent and, so long as there is no Default or Event of Default then existing, the Company (in each case, such consent not to be unreasonably withheld), (b) payment of a $3,000 fee to the Agent for processing such assignment and (c) any such assignment must be in the minimum amount of $5,000,000, or the entire Commitment of a Lender if less than $5,000,000, subject, however, to the rights of each Lender to grant participations of any amount in accordance with the following sentence. Without limiting the foregoing, each Lender may grant participations in all or any part of its Advances, Notes and Commitment to any institutional investor without the consent of the Company, any Multicurrency Subsidiary Borrower, and the Agent and each of such Lender's participants may grant subparticipations but only so long as: (i) no holder of any such participation or subparticipation, other than an Affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder (except that such holder may have rights to require such Lender to consent or not consent to the items set forth in clauses (i) through
(iv) of Section 8.1 above); and (ii) no Lender shall, as between the Company or a Multicurrency Subsidiary Borrower and such Lender or between such Lender and any other Lender or the Agent, be relieved of any of its obligations hereunder as a result of any such granting of a participation. Each of the Company and the Multicurrency Subsidiary Borrowers hereby acknowledges and agrees that any participant or subparticipant described in this Section 8.6 will, for purposes of Section 2.8(a), be considered to be a Lender hereunder (provided that such participant or subparticipant shall not be entitled to receive any more than the Lender owning the Advances or Commitment subject to such participation or subparticipation would have received had such Lender not sold a participation) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with this Agreement or any Note.

         8.7 Disclosure of Information.

         (a) General. Subject to Section 8.7(b), each of the Company and the Multicurrency Subsidiary Borrowers authorizes the Agent and the Lenders to disclose to any permitted assignee or participant or to any successor to their respective assets (each, a "Transferee") and to any prospective Transferee any and all financial and other information in the Agent's or Lender's possession concerning the Company or any Subsidiary which has been delivered to the Agent or a Lender by or on behalf of the Company or any Subsidiary pursuant to this Agreement or the other Loan Documents or which has been received by the Agent and the Lenders in connection with their credit evaluation of the Company or any Subsidiary prior to entering into this Agreement.

         (b) Confidentiality. The Agent and Lenders agrees to hold any non-public information which it has received or may receive from any Loan Party pursuant to this Agreement or any other Loan Document confidential, except for disclosure (i) to officers, employees and agents of the Agent and Lenders and their respective Affiliates having a need to know such information in the course of their duties to such party, (ii) to legal counsel, accountants, and other professional advisors to the Agent or a Lender having a need to know such information in the course of their duties to such person, (iii) to Governmental Authorities, (iv) as requested pursuant to or as required by Governmental Regulations, (v) in connection with any collection of the Obligations and/or any legal proceeding to which the Agent or a Lender is a party, and (vi) to a Transferee or prospective Transferee which agrees to be bound by this Section 8.7(b).

         8.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         8.9 Governing Law.

         (a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Each of the Company and the Multicurrency Subsidiary Borrowers further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any court of the State of Illinois or a court of the United States of America sitting in the Northern District of Illinois, and the Company and each of the Loan Parties hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

         (b) Suit in Other Jurisdictions. Nothing in Section 8.9(a) shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against any Loan Party or their respective property in the courts of any other jurisdictions.

         (c) Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, each of the Company and the Multicurrency Subsidiary Borrowers hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes, the Swing Line Note and the other Loan Documents.

         8.10 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

         8.11 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

         8.12 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Company and the other Loan Parties, on the one hand, and the Agent and the Lenders, on the other hand, and supersede all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Company or any Loan Party under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company or any Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegality or enforceability of the obligations of the Company and any other Loan Party under this Agreement or any other Loan Document in any other jurisdiction.

         8.13 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

         8.14 Interest Rate Limitations.

         (a) All Advances. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by each of the Company and the Multicurrency Subsidiary Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever a Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the Advances and Swing Line Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company or the Multicurrency Subsidiary Borrowers, as applicable, if such principal and all other Obligations of the Company and the Multicurrency Subsidiary Borrowers to the Lenders have been paid in full.

         (b) Canadian Advances. With respect to all Canadian Advances only:

                  (i) All interest payments to be made to the Canadian Lender under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

                  (ii) Unless otherwise stated, wherever this Agreement reference is made to a rate of interest "per annum" or a similar expression is used for amounts due to the Canadian Lender, such interest will be calculated by the Canadian Lender on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

                  (iii) For purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement to the Canadian Lender is to be calculated on the basis of a year of 365 days or 360 days of any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

         8.15 Limitation of Liability. Neither the Agent, the Lenders nor any of their Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Company or any of its Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability for negligence, misconduct, or breach of contract.

         8.16 Interpretation. This Agreement and each other Loan Document are being entered into by competent and experienced business people, represented by counsel, and this Agreement and each other Loan Document have been reviewed by the parties and their counsel. Therefore, any ambiguous language will not necessarily be construed against any particular party as the drafter of such language. The parties intend that this Agreement and all other Loan Documents shall be construed and interpreted in a consistent manner. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall be controlling but the other Loan Document shall not otherwise be affected or the rights therein impaired.

         8.17 Jurisdiction and Venue. Each of the Company and the Multicurrency Subsidiary Borrowers hereby irrevocably submits to the jurisdiction of any Illinois state court or any federal court located in Chicago, Illinois over any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and each of the Company and the Multicurrency Subsidiary Borrowers hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or court or federal court. Each of the Company and the Multicurrency Subsidiary Borrowers hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Company and the Multicurrency Subsidiary Borrowers agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this subsection shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against the Company or any Multicurrency Subsidiary Borrowers or its property in the courts of any other jurisdiction. Each of the Company and the Multicurrency Subsidiary Borrowers agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in Cook County, Illinois.

         8.18 WAIVER OF JURY TRIAL. THE AGENT, THE COMPANY, EACH MULTICURRENCY SUBSIDIARY BORROWER AND EACH OF THE LENDERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, THE SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE AGENT, THE COMPANY, ANY MULTICURRENCY

SUBSIDIARY BORROWER NOR ANY LENDER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT, THE COMPANY, ANY MULTICURRENCY SUBSIDIARY BORROWER NOR ANY LENDER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         8.19 Parent Guaranty. (i) For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to each Multicurrency Subsidiary Borrower and to issue and participate in Letters of Credit, the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations including without limitation the Obligations, of each Multicurrency Subsidiary Borrower to the Agent, the Lenders, and any holder of a Note, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the "Guaranteed Obligations").

         (ii) The Company waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives presentment, protest, notice of notices delivered or demand made on any Multicurrency Subsidiary Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Agent and the Lenders to sue such Multicurrency Subsidiary Borrower, any other guarantor or any other corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government ("Person") obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, and PROVIDED FURTHER that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any of the Multicurrency Subsidiary Borrowers or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Agent or the Lenders are in possession of this guaranty. The Agent and the Lenders shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Multicurrency Subsidiary Borrowers.

         (iii) This guaranty is a guaranty of payment and not of collection, is a primary obligation of the Company and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Multicurrency Subsidiary Borrower or the insolvency, bankruptcy or any other change in the legal status of any Multicurrency Subsidiary Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of the Company or any Multicurrency Subsidiary Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Multicurrency Subsidiary Borrower, or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this paragraph. It is agreed that the Company's liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Multicurrency Subsidiary Borrower of the Guaranteed Obligations in the manner agreed upon between the Multicurrency Subsidiary Borrower and the Agent and the Lenders.

         (iv) The Company agrees that, as between the Company on the one hand, and the Lenders and the Agent, on the other hand, the obligations of each Multicurrency Subsidiary Borrower guaranteed under this Section 8.19 may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 6.2 hereof for purposes of this Section 8.19, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Multicurrency Subsidiary Borrower or otherwise) preventing such declaration as against such Multicurrency Subsidiary Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Multicurrency Subsidiary Borrower) shall forthwith become due and payable by the Company for purposes of this Section 8.19.

         (v) None of the Lenders nor the Agent nor any Person acting for or on behalf of the Lenders or the Agent shall have any obligation to marshall any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. If the Company or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender or the Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid, the Company, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

         (vi) This guaranty shall continue in effect until the earlier of (a) the later of (i) the Termination Date, and (b) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations have been paid in full in cash.




             The remainder of this page remains intentionally blank.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Long Term Revolving Credit Agreement to be duly executed as of the date first written above.

                                      AG-CHEM EQUIPMENT CO., INC.

                                      By: ____________________________
                                      Name:
                                      Title:

                                      Address:

                                      5720 Smetana Drive
                                      Minnetonka, MN  55343
                                      Attn:  John Retherford
                                      Telephone:  612/933-9006
                                      Telecopy:  612/933-8799

                                      AG-CHEM EUROPE, B.V.

                                      By: ____________________________
                                      Name:
                                      Title:

                                      Address:

                                      5720 Smetana Drive
                                      Minnetonka, MN  55343
                                      Attention:  John Retherford
                                      Telephone:  612/933-9006
                                      Telecopy:  612/933-8799

                                      AG-CHEM EQUIPMENT CANADA, LTD.

                                      By: ____________________________
                                      Name:
                                      Title:

                                      Address:

                                      5720 Smetana Drive
                                      Minnetonka, MN  55343
                                      Attention:  John Retherford
                                      Telephone:  612/933-9006
                                      Telecopy:  612/933-8799

Tranche A Commitment:
$16,470,588.24                        THE FIRST NATIONAL BANK OF CHICAGO

Percentage:
41.1764706%
                                      By: ____________________________
                                      Name:
                                      Title:


                                      Address:

                                      One First National Plaza
                                      Chicago, IL 60670
                                      Attention: Jennifer Gilpin
                                      Telephone No.: (312) 732-5867
                                      Facsimile No.: (312) 732-1117

------------------------------- ------------------------------------------------

                                COOPERATIEVE CENTRALE
Tranche A Commitment:           RAIFFEISEN-BOERENLEENBANK  B.A., "RABOBANK
US$11,764,705.88                INTERNATIONAL",
                                NEW YORK BRANCH
Percentage:
29.4117647%                     By:___________________________
                                Name:
                                Title:

                                By:____________________________
                                Name:
                                Title:

                                Address:

                                245 Park Avenue
                                    New York, New York  10167
                                Attention: Corporate Services Department
                                Telephone No.: (212) 916-7800
                                Facsimile No.:  (212) 818-0233

                                with a copy to:
                                Rabobank International
                                300 South Wacker
                                Suite 3500
                                Chicago, IL 60606-6610
                                Attention: Tom Levasseur
                                Telephone No.: (312) 408-8249
                                Facsimile No.: (312) 408-8240


------------------------------- ------------------------------------------------

Tranche A Commitment:
US$11,764,705.88                      HARRIS TRUST AND SAVINGS BANK

Percentage:
29.4117647%                           By: ____________________________
                                      Name:
                                      Title:


                                      Address:

                                      111 West Monroe Street
                                      10th Floor West
                                      Chicago, IL 60603
                                      Attention: Andrew Claar
                                      Telephone No.: (312) 461-3271
                                      Facsimile No.: (312) 293-5040

Tranche B Commitment:
US$5,000,000                          FIRST CHICAGO NBD BANK, CANADA

Percentage:
100% of Canadian Advances             By: ____________________________
                                      Name:
                                      Title:


                                      By: ____________________________
                                      Name:
                                      Title:

                                      Address:

                                      161 Bay Street
                                      Suite 4240
                                      Toronto, Ontario  M5J 2S1
                                      CANADA
                                      Attention: Jerry Hynes
                                      Telephone:  (416) 365-5260
                                      Telecopy: (416) 363-7574